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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CORPORATE OFFICE PROPERTIES TRUST
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6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

To:	Our Shareholders
From:	Randall M. Griffin
Subject:	Invitation to the Corporate Office Properties Trust 2008 Annual Meeting of Shareholders

        You are cordially invited to attend our 2008 Annual Meeting of Shareholders to be held at 9:30 a.m. on May 22, 2008 at our corporate headquarters, which is located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046. At this year's meeting, you will be asked to elect two members of our Board of Trustees. You will also be asked to vote on the following proposals to:

  •
  Eliminate the classification of our Board of Trustees;

  •
  Adopt the 2008 Omnibus Equity and Incentive Plan; and

  •
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

        In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2007 and other recent developments. You will also have the opportunity at this meeting to ask questions and make comments. Enclosed with this proxy statement are your proxy card and the 2007 Annual Report.

        I look forward to seeing you at the Annual Meeting.

Randall M. Griffin President and Chief Executive Officer

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

                                    , 2008

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 22, 2008
Time:	9:30 a.m.
Place:	Corporate Office Properties Trust 6711 Columbia Gateway Drive Suite 300 Columbia, Maryland 21046

        We will hold our 2008 Annual Meeting of Shareholders on May 22, 2008 at 9:30 a.m. at our corporate headquarters. During the Annual Meeting, we will consider and take action on the following proposals to:

  1.
  Elect two Class I Trustees;

  2.
  Eliminate the classification of our Board of Trustees;

  3.
  Adopt the 2008 Omnibus Equity and Incentive Plan;

  4.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

  5.
  Transact any other business properly brought before the Annual Meeting.

        You may vote at the meeting if you were a shareholder of record at the close of business on March 14, 2008.

By order of the Board of Trustees,

Karen M. Singer Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

        This proxy statement and the accompanying proxy card are being mailed, beginning on or about                 , 2008, to owners of common shares of beneficial interest ("common shares") of Corporate Office Properties Trust (the "Company") in connection with the solicitation of proxies by the Board of Trustees for our 2008 Annual Meeting of Shareholders. This proxy procedure is being used to permit all holders of the common shares of Corporate Office Properties Trust to vote since many may be unable to attend the Annual Meeting in person. The Board of Trustees encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. Corporate Office Properties Trust's current mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046. Corporate Office Properties Trust's Internet address is www.copt.com. The information on our Internet site is not part of this proxy statement.

General Information

        The questions and answers set forth below provide general information regarding this proxy statement and our 2008 Annual Meeting of Shareholders.

When are our Annual Report to Shareholders and this proxy statement first being sent to shareholders?

        Our Annual Report to Shareholders and this proxy statement are first being sent to shareholders beginning on or about                 , 2008.

What will shareholders be voting on at the Annual Meeting?

  1.
  The election of two Class I Trustees.

  2.
  The elimination of the classification of our Board of Trustees.

  3.
  The adoption of the 2008 Omnibus Equity and Incentive Plan.

  4.
  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

  5.
  Any other business that properly comes before the Annual Meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

        Common shareholders of record at the close of business on March 14, 2008 may vote at the Annual Meeting. Each share has one vote. There were 47,641,517 common shares outstanding on March 14, 2008.

How do I vote?

        You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

        A proxy is a person you appoint to vote on your behalf. If you vote by telephone, Internet or mail using the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

How do I vote using my proxy card?

        You can vote using the proxy card in one of three ways:

  1.
  By telephone.    To vote by telephone, call the toll free number listed on your proxy card. You will need to follow the instructions on your proxy card and the prompts from the telephone voting system.

  2.
  By Internet.    To vote using the Internet, go to the website listed on your proxy card. You will need to follow the instructions on your proxy card and the website.

  3.
  By mail.    To vote by mail, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

        If you vote by telephone or by Internet, you should not return your proxy card.

        If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

If I vote using my proxy card, who am I designating as my proxy?

        You will be designating Randall M. Griffin, our President and Chief Executive Officer, and Roger A. Waesche, Jr., our Executive Vice President and Chief Operating Officer, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

        Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on business matters, your proxy will vote as follows:

  •
  "FOR" each of the nominees for Trustee listed in Proposal 1;

  •
  "FOR" the elimination of the classification of our Board of Trustees;

  •
  "FOR" the adoption of the 2008 Omnibus Equity and Incentive Plan; and

  •
  "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

        We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

        You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

  •
  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

  •
  Executing a later dated proxy card; or

  •
  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

        An officer of Corporate Office Properties Trust will act as the inspector of election and will count the votes.

What constitutes a quorum?

        As of March 14, 2008, Corporate Office Properties Trust had 47,641,517 common shares outstanding. A majority of the outstanding shares present or represented by proxy constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 14, 2008 until a quorum is present.

How will my vote be counted?

        With respect to Proposal 1, the election of two Trustees, votes may be cast in favor of or withheld from one or both nominees. Votes that are withheld will not be included in the vote.

        With respect to Proposal 2, the amendment of Article V, Section 5.2 of our Amended and Restated Declaration of Trust to eliminate the classification of our Board of Trustees:

  •
  you may abstain and your abstention will have the same effect as a vote against the elimination of the classification of our Board of Trustees; and

  •
  we believe that if you hold your shares through a broker in "street" name and you do not give instructions to your broker to vote your shares with respect to the elimination of the classification of our Board of Trustees, your broker will not vote your shares with respect to the elimination of the classification of our Board of Trustees. Because, as discussed below, a vote of two-thirds of all of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve the proposal to eliminate the classification of our Board of Trustees, your broker's failure to vote your shares will have the same effect as a vote against this proposal.

        With respect to Proposal 3, the adoption of our 2008 Omnibus Equity and Incentive Plan:

  •
  you may abstain and your abstention will have the same effect as a vote against adoption of the plan as it will be considered a vote cast on this proposal; and

  •
  we believe that if you hold your shares through a broker in "street" name and you do not give instructions to your broker to vote your shares with respect to adoption of the plan, your broker will not vote your shares with respect to adoption of the plan. Your broker's failure to vote your shares in this instance will have no effect on the vote because broker non-votes are not considered votes cast, but it will affect our ability to satisfy the separate requirement that the total number of votes cast on this proposal represent more than 50% of all of the shares entitled to vote on this proposal.

        With respect to Proposal 4, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year:

  •
  you may abstain and your abstention will have no effect on the outcome of the vote; and

  •
  because this is a "routine matter" as defined by the rules of the New York Stock Exchange, we believe that if you hold your shares through a broker in "street" name and you do not give instructions to your broker to vote your shares with respect to ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year, your broker may nevertheless vote your shares with respect to this proposal. Even if your broker does not do so, your broker's failure to vote your shares will have no effect on the outcome of the vote, as no vote will have been cast with respect to your shares.

What percentage of our common shares do the Trustees and executive officers own?

        Our Trustees and executive officers owned 2.1% of our outstanding common shares as of March 14, 2008. Our Trustees and executive officers beneficially owned approximately 15.8% of our common shares as of March 14, 2008 (see the discussion under the heading "Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners" for more details).

What vote is required to elect Trustees?

        Trustees are elected by a plurality of the votes, which means that the nominees with the most votes are elected.

What vote is required on other matters?

        In general, a majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company's Declaration of Trust. With respect to the proposals to be voted on at the Annual Meeting, the required votes are as follows: for Proposal 2, a vote of two-thirds of all of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve the proposal; for Proposal 3, the number of votes cast on the proposal must constitute at least a majority of the shares entitled to vote on the proposal and a majority of the votes cast on the proposal must be voted in favor of the proposal; and for Proposal 4, a majority of the votes cast on the proposal will be required to approve the proposal. See "How Will My

Vote Be Counted" for more detail on the treatment of abstentions and "broker non-votes" on Proposals 2, 3 and 4.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

        Our Board of Trustees is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Wells Fargo Bank, N.A., our transfer agent, will be assisting us for a fee of approximately $3,000, plus out-of-pocket expenses. We have also retained the services of Georgeson Inc. to assist us in soliciting proxies for a fee of approximately $15,500. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 22, 2008

        The proxy statement and our 2007 annual report to shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, are available at www.copt.com under "Investor Relations," then "Annual Meeting and Proxy Materials."

When are shareholder proposals and Trustee nominations for our 2009 Annual Meeting due?

        In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2009 Annual Meeting must be given no earlier than February 22, 2009 and no later than March 23, 2009. These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2009 Annual Meeting (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at that meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2009 Annual Meeting due?

        Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2009 Annual Meeting must be submitted in writing by December             , 2008. In addition, shareholders may wish to have a proposal presented at the 2009 Annual Meeting but not to have such proposal included in the proxy statement for the 2009 Annual Meeting. Pursuant to our bylaws, notice of any such proposal must be received by us between February 22, 2009 and March 23, 2009. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

        Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board of Trustees?

        Any interested parties who wish to communicate with the members of our Board of Trustees may communicate with the independent Trustees or the chairperson of any of the committees of the Board of Trustees by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or to the independent Trustees as a group to the Independent Trustees. In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

        All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate Trustee or Trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

        Our Board of Trustees has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices. These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." Our Internet website address is www.copt.com. Our Corporate Governance Guidelines are also available in print to any shareholder upon request. To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1—Election of Trustees

        The terms of our two Class I Trustees expire on May 22, 2008 at the Annual Meeting. Our Board of Trustees, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Trustees, has nominated these Trustees, Robert L. Denton and Randall M. Griffin, for re-election as Class I Trustees at the Annual Meeting. Both of these nominees have agreed to serve a three-year term, if elected. If Proposal 2, the amendment of Article V, Section 5.2 of our Amended and Restated Declaration of Trust to eliminate the classification of our Board of Trustees, is approved at the 2008 Annual Meeting, then each of these nominees, if elected, will serve a one-year term, along with all of our Trustees.

        Robert L. Denton, age 55, has been a member of our Board of Trustees since May 1999. Mr. Denton joined The Shidler Group, a national real estate organization that acquires, owns and manages commercial properties, in 1994 and is currently a Managing Partner and the resident principal in its New York office. Mr. Denton is responsible for directing the implementation of The Shidler Group's new investment vehicles. From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment-banking firm that he co-founded. Mr. Denton is a member of the Board of Directors of Pacific Office Properties Trust, Inc.

        Randall M. Griffin, age 63, has been a member of our Board of Trustees since February 2005. Mr. Griffin has been our President and Chief Operating Officer since September 1998, and on April 1, 2005, he became our President and Chief Executive Officer. Mr. Griffin previously served as President of Constellation Real Estate Group, Inc. and Constellation Real Estate, Inc. from June 1993 until September 1998. From 1990 through March 1993, Mr. Griffin worked as Vice President-Development for EuroDisney Development in Paris, France. From 1976 to 1990, Mr. Griffin worked for Linclay Corporation, a St. Louis-based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer. He serves on the Executive Committee of the Board of Governors of The National Aquarium in Baltimore and the National Aquarium Foundation Board, the National Aquarium Society Board in Washington, D.C. and the Center for Aquatic Life and Conservation Board. He also serves on the Board of Trustees of the Greater Washington Initiative, the Boards of Directors of the Maryland Business Roundtable for Education and BWI Business Partnership, the Board of Governors of the National Association of Real Estate Investment Trusts and the Board of Visitors of the University of Maryland, Baltimore County.

        If either of the nominees is unable to stand for election, which we do not presently contemplate, the Board of Trustees may provide for a lesser number of Trustees or designate a substitute. In the latter event, shares represented by proxies will be voted for a substitute nominee.

The Board of Trustees recommends a vote "FOR" each of the nominees listed in Proposal 1.

A description of Proposal 2 begins on page 13 of this proxy statement.

Our Board of Trustees

How is the Board of Trustees classified?

        Our Declaration of Trust currently provides for three classes of Trustees: Class I Trustees, Class II Trustees and Class III Trustees. You will elect successors to our Class I Trustees at the Annual Meeting. If Proposal 2, the amendment of Article V, Section 5.2 of our Amended and Restated Declaration of Trust to eliminate the classification of our Board of Trustees, is approved at the 2008 Annual Meeting, the terms of all of our trustees will end at the 2009 Annual Meeting and trustees will thereafter be elected for one-year terms at each annual meeting of shareholders. If Proposal 2 does not pass, then: the Board will remain classified; our shareholders will elect successors to our Class II Trustees in 2009 and to our Class III Trustees in 2010; and all Trustees will continue to be elected for three-year terms.

Besides the two nominees for election, who are the other members of our Board of Trustees?

Name	Age	Office	Class
Jay H. Shidler	61	Chairman	III
Clay W. Hamlin, III	63	Vice Chairman	III
Thomas F. Brady	58	Trustee	II
Douglas M. Firstenberg	47	Trustee	III
Steven D. Kesler	56	Trustee	II
Kenneth S. Sweet, Jr.	75	Trustee	III
Kenneth D. Wethe	66	Trustee	II

        Jay H. Shidler has been Chairman of our Board of Trustees since October 1997. Mr. Shidler is the founder and Managing Partner of The Shidler Group. A nationally acknowledged expert in real estate, investment and finance, Mr. Shidler has over 35 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 2,000 properties in 40 states and Canada. Mr. Shidler is a founder and Chairman of the Board of Directors of First Industrial Realty Trust, Inc. and Pacific Office Properties Trust, Inc. From 1998 through 2005, Mr. Shidler served as a director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler is a founder and whose subsidiary is an AAA-rated financial products company.

        Clay W. Hamlin, III has been a member of our Board of Trustees since 1997 and was appointed Vice Chairman effective April 1, 2005. He was our Chief Executive Officer from October 1997 until his retirement on April 1, 2005. From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group's Mid-Atlantic region, where he supervised the acquisition, management and leasing of over four million square feet of commercial property. He has been active in the real estate business for over 30 years. Mr. Hamlin is a founding shareholder of First Industrial Realty Trust, Inc. and also serves as a Director/Trustee of TractManager, Inc. and the National Prostate Cancer Coalition.

        Thomas F. Brady has been a member of our Board of Trustees since January 2002. Mr. Brady is an Executive Vice President, Corporate Strategy at Constellation Energy Group with responsibility for setting corporate strategy, overseeing mergers and acquisitions, managing governmental affairs, corporate communications and branding. He assumed this position in 1999. He is also Chairman of the Board of Directors of Baltimore Gas & Electric Company. Prior to 1999, Mr. Brady held various executive officer positions at Baltimore Gas & Electric Company, including Vice President and Chief Accounting Officer. Mr. Brady also serves as a Trustee/Director of the Maryland Chamber of Commerce and Villa Julie College.

        Douglas M. Firstenberg has been a member of our Board of Trustees since February 2007. Mr. Firstenberg is a founding principal of Stonebridge Associates, Inc., a real estate development and advisory firm created in 1993, where he focuses on strategic planning and development projects with a primary role in major transaction negotiation. He has over 25 years of real estate investment and development experience, including construction and land development of in excess of four million square feet and more than $1.5 billion in value. Mr. Firstenberg is a member of the Board of Directors of the Montgomery College Foundation, the Duke Club of Washington and the NoMA Business Improvement District.

        Steven D. Kesler has been a member of our Board of Trustees since September 1998. Since 2006, Mr. Kesler has served as Chief Financial Officer for CRP (Chesapeake Realty Partners) Operations, LLC, a private office that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities. He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues from 2005 to 2006. Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of Constellation Energy Group. In these roles, Mr. Kesler managed a corporate investment entity, Constellation Energy Group's pension plan and nuclear decommissioning trust, a portfolio of real estate assets and a portfolio of assisted living facilities. Mr. Kesler previously served as a Director on the board of Atapco, Inc., a private real estate and investment company.

        Kenneth S. Sweet, Jr. has been a member of our Board of Trustees since October 1997. Mr. Sweet has been Managing Partner and Chairman of Gordon Stuart Associates, a venture capital investment firm, since 1996. Mr. Sweet was Chairman of GSA Management, LLC and Managing Director of GS Capital, LP, a venture capital and real estate partnership that he founded, from 1994 to 2004. In 1971, Mr. Sweet founded K.S. Sweet Associates, which developed and managed over one billion dollars in real estate assets. From 1957 to 1971 he was with The Fidelity Mutual Life Insurance Company, serving as Financial Vice President and Chief Investment Officer from 1965 to 1971. Mr. Sweet served as a Director, Chairman of the Real Estate Committee and a member of the Finance Committee of Main Line Health until 2006. He is also the Chairman of the Bryn Mawr Hospital Foundation, Chairman of Main Line Health Real Estate Investment & Partnership (a real estate partnership between The Lankenau Foundation and Main Line Health), Trustee of the Eisenhower Fellowship and director of the National Center for the American Revolution.

        Kenneth D. Wethe has been a member of our Board of Trustees since January 1990. Since 1988, Mr. Wethe has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies. Mr. Wethe has over 27 years of experience in the group insurance and employee benefits area. Mr. Wethe is a licensed CPA.

How do we determine whether our Trustees are independent?

        We believe that in order for our Board of Trustees to effectively serve in its capacity, it is important, and the New York Stock Exchange mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the New York Stock Exchange. Therefore, we require that a substantial majority of the Board of Trustees be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following per se exclusions apply to the determination of Trustee independence: a Trustee will not be deemed independent until three years after the end of any of the following relationships or situations: (1) the Trustee is employed by the Company or a member of his/her immediate family is an executive officer of the Company; (2) the Trustee or a member of his/her immediate family who is an executive officer of the Company receives, in any year, more than $100,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent on continued service); (3) the Trustee is employed by or affiliated with, or a member of the Trustee's immediate family is employed by or affiliated with, the Company's present or former internal auditors or outside independent registered public accounting firm serving as the Company's auditors; (4) the Trustee or a member of his/her immediate family is employed as an executive officer of another entity of which any of the Company's then-current executive officers serves on that other entity's compensation committee; or (5) the Trustee is an executive officer or an employee, or a member of his/her immediate family is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Are our Trustees independent of Corporate Office Properties Trust?

        The Board of Trustees has determined that each of our Trustees meet the independence guidelines described above except for Clay W. Hamlin, III, who was our Chief Executive Officer until April 1, 2005 and has served under a three-year consulting agreement described below that expired on March 31, 2008, and Randall M. Griffin, our current President and Chief Executive Officer.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board of Trustees and annual meetings of shareholders?

        The Board of Trustees holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board of Trustees in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. However, a Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting, either in person or by telephone.

        Trustees are expected to be present at our annual meetings of shareholders. All but one of our Trustees attended the 2007 Annual Meeting of Shareholders.

What is our policy regarding meetings of non-management Trustees?

        The non-management Trustees of the Board meet in executive session at least one time per year without any Management Trustees or any other members of the Company's management present. The chairperson of the Nominating and Corporate Governance Committee presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

  •
  Employee Trustees receive no compensation, other than their normal salary, for serving on the Board of Trustees or its committees.

  •
  Non-employee Trustees receive the following:

  •
  Fees set forth below:

Annual trustee fee	$35,000
Annual committee chairman fee
Audit	10,000
Compensation	7,000
Investment	8,500
Nominating and Corporate Governance	5,000
Board meeting fee	1,000
Committee meeting fee	1,000
    •
    Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

    •
    Annual grants of options to purchase 5,000 common shares with an exercise price equal to the fair market value of the common shares on the date of grant. These options are exercisable beginning one year from the date of grant and expire ten years after the date of grant.

        Effective April 1, 2005, we entered into a three-year consulting agreement with Clay W. Hamlin, III, under which he agreed to provide services commensurate with his experience with respect to matters requested from time to time that may include, but not be limited to, acquisitions and strategic initiatives. Under the terms of the consulting agreement, Mr. Hamlin received a fee of $250,000 per year. During the term of the consulting agreement, we agreed to provide Mr. Hamlin with office facilities and administrative support services expected to cost an aggregate of approximately $150,000 per year. During the term of the consulting agreement, Mr. Hamlin also received a health insurance allowance of $23,520 per year, an auto allowance of $12,000 per year and an allowance for personal financial planning and income tax preparation totaling up to $8,500 per year. Mr. Hamlin's consulting agreement expired on March 31, 2008.

        The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2007.

Name of Trustee	Fees Earned (Paid in Cash)(1)	Option Awards(2)	All Other Compensation(3)	Total
Thomas F. Brady	$47,750	$41,594	$—	$89,344
Robert L. Denton	44,750	41,594	—	86,344
Douglas M. Firstenberg	44,750	26,017	—	70,767
Clay W. Hamlin, III	46,750	41,594	440,507	528,851
Steven D. Kesler	51,750	41,594	—	93,344
Jay H. Shidler	62,250	41,594	—	103,844
Kenneth S. Sweet, Jr.	50,750	41,594	—	92,344
Kenneth D. Wethe	61,750	41,594	—	103,344

(1)
This column reports the amount of cash compensation earned in 2007 for Board and committee service.

(2)
Represents expense recognized under Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" ("SFAS 123(R)") relating to awards of options to purchase common shares ("options"), as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions. See Notes 2 and 12 to our consolidated financial statements included in our Annual Report to Shareholders for the year ended December 31, 2007 for additional information regarding options, including assumptions made in determining values for the options. At December 31, 2007, the aggregate number of options to non-employee Trustees outstanding was: Mr. Brady: 30,000 options; Mr. Denton: 10,000 options; Mr. Firstenberg: 5,000 options; Mr. Hamlin: 15,000 options; Mr. Kesler: 45,000 options; Mr. Shidler: 10,000 options; Mr. Sweet: 30,000 options; and Mr. Wethe: 15,000 options. The grant-date fair value under SFAS 123(R) of options granted to the non-employee Trustees in 2007 was $8.33 per share.

(3)
Reflects compensation paid under the consulting agreement with Mr. Hamlin described above, and consists specifically of the following: $250,000 for a consulting fee; $146,487 for office facilities and administrative support; $23,520 for a health insurance allowance; $12,000 for an auto allowance; and $8,500 for an allowance for personal financial planning and income tax preparation.

What are the current committees of our Board of Trustees?

        The Board of Trustees currently has four committees: (1) the Audit Committee; (2) the Nominating and Corporate Governance Committee; (3) the Investment Committee; and (4) the Compensation Committee. Descriptions of these committees are set forth below:

  •
  The Audit Committee oversees the following:

  •
  the integrity of the Company's financial statements and other financial information provided by the Company to its shareholders and the investment community;

  •
  the Company's compliance with legal and regulatory requirements and ethical behavior;

  •
  the retention of the Company's independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services; and

  •
  the Company's accounting and financial reporting processes, internal control systems and internal audit function.

    The Committee also provides an avenue for communication among the Company's independent registered public accounting firm, internal auditors, management and the Board of Trustees. All members are independent non-employee Trustees. The practices of the Audit Committee are outlined in the Committee's charter, which is available in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." The Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Committee's charter, such modifications will be reflected on our Internet website.

  •
  The Nominating and Corporate Governance Committee serves the following purposes:

  •
  recommends to the Board of Trustees the structure and operations of the Board of Trustees;

  •
  identifies individuals qualified to serve as Trustees and recommends that the Board of Trustees select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;

  •
  recommends to the Board of Trustees the responsibilities of each Board of Trustees committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee;

  •
  oversees the Board of Trustees' annual evaluation of its performance and the performance of other Board committees; and

    •
    develops and recommends to the Board of Trustees for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

    All members are independent, non-employee Trustees. The practices of the Nominating and Corporate Governance Committee are outlined in the Committee's charter, which is available in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." The Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Committee's charter, such modifications will be reflected on our Internet website.

  •
  The Investment Committee approves all of our investments, acquisitions, dispositions and borrowings that are individually in excess of $5.0 million, or are in the aggregate in excess of $25.0 million in any one calendar year. Investments of greater than $50 million must also be approved by the full Board of Trustees.

  •
  The Compensation Committee administers executive compensation programs, policies and practices. The Compensation Committee also recommends executive compensation to the Board of Trustees and administers our executive incentive plans. All members are independent non-employee Trustees. The practices of the Compensation Committee are outlined in the Committee's charter, which is available in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." The Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Committee's charter, such modifications will be reflected on our Internet website.

        The committees on which Trustees served and the number of meetings held during 2007 are set forth below.

Board Member	Audit	Nominating and Corporate Governance	Investment	Compensation
Jay H. Shidler		C	C
Clay W. Hamlin, III			X
Thomas F. Brady				C
Robert L. Denton	X	X
Douglas M. Firstenberg			X	X
Steven D. Kesler	X		X
Kenneth S. Sweet, Jr.		X	X	X
Kenneth D. Wethe	C		X
Meetings Held in 2007	10	2	8	7

C
=  Chairman of the Committee.

X
= Member of the Committee.

        During 2007, the Board of Trustees held four quarterly meetings and five special meetings. Each incumbent Trustee who served as a Trustee in 2007 attended at least 75% of the aggregate of the meetings of the Board of Trustees and meetings held by all committees on which such Trustee served during the time such Trustee served.

How are our Trustees nominated?

        The Nominating and Corporate Governance Committee of the Board of Trustees is responsible for recommending nominations to the Board of Trustees and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board of Trustees on an annual basis the size, function, and needs of the Board of Trustees and, in doing so, takes into account the principle that the Board of Trustees as a whole should have competency in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management; (5) leadership; (6) public real estate investment trusts ("REITs") and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management. The Board of Trustees also seeks members from diverse backgrounds so that the Board of Trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity and ethical behavior. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee's past attendance at meetings and participation in and contributions to the activities of the Board of Trustees and committees of the Board of Trustees on which he or she served.

        The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

  The Committee considers nominees recommended by the Company's common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company's proxy statement for its most recent annual meeting of shareholders:

  •
  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

  •
  information about the relationship between the candidate and the nominating shareholder;

  •
  the consent of the candidate to serve as a Trustee;

  •
  proof of the number of shares of the Company's common shares that the nominating shareholder owns and the length of time the shares have been owned; and

  •
  a separate statement of the candidate's qualifications relating to the Board of Trustees' membership criteria.

Proposal 2—Amendment to Amended and Restated Declaration of Trust
Eliminating the Classification of the Board of Trustees

        The Board of Trustees has unanimously adopted, and now recommends for your approval, a proposal to amend Article V, Section 5.2 of our Amended and Restated Declaration of Trust to eliminate the classification of our Board of Trustees. Article V, Section 5.2 of our Amended and Restated Declaration of Trust currently provides for the classification of our Board of Trustees into three classes and, at each annual meeting of shareholders, the members of one class are elected to three-year terms as Trustees.

        If the proposed amendment to the Amended and Restated Declaration of Trust is approved by our shareholders, the classification of the Board of Trustees will be eliminated, the current term of office of each Trustee, including those elected at this Annual Meeting, will end at the 2009 Annual Meeting of Shareholders and Trustees will thereafter be elected for one-year terms at each annual meeting of shareholders. Furthermore, any Trustee chosen as a result of a newly created Trusteeship or to fill a vacancy on the Board of Trustees will hold office until the next annual meeting of shareholders.

        If the proposed amendment to the Amended and Restated Declaration of Trust is not approved by shareholders, the Board of Trustees will remain classified, and the two Trustees elected at this Annual Meeting will each serve until the 2011 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, subject to their earlier retirement, resignation, disqualification, removal or death. All other Trustees will continue in office for the remainder of their full three-year terms and until their successors are duly elected and qualified, subject to their earlier retirement, resignation, disqualification, removal or death.

        The classified Board of Trustees structure has been in place since 1998. The Board of Trustees believes that the classified Board structure has provided us with certain advantages, including continuity and stability in the Board of Trustee's leadership and policies. We believe that this structure has facilitated long-term planning and enhanced the ability of the Board of Trustees to implement business strategies. On the other hand, some institutional and other investors believe that classified boards have the effect of insulating Directors/Trustees from the company's shareholders by making it more difficult for shareholders to change a majority of Directors/Trustees even where a majority of the shareholders are dissatisfied with the performance of incumbent Directors/Trustees, and several major corporations have determined that, regardless of the merits of a classified board in deterring coercive takeover attempts, under current corporate governance trends, it is advisable that all Directors/Trustees of a company be elected annually. They believe that the election of Directors/Trustees is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these polices.

        The Board has carefully examined these perspectives, in light of our size and financial strength, and, in consultation with internal and outside advisors, determined that the classification of the Board should be eliminated. The proposed amendments will allow shareholders to review and express their opinions on the performance of all Trustees each year rather than over a three-year period. Because there is no limit to the number of terms an individual may serve, we do not believe that the continuity and stability of the Board's membership and our policies and long-term strategic planning will be affected.

        The text of the proposed amendments to the Amended and Restated Declaration of Trust is attached as Annex A to this proxy statement.

        If approved by shareholders, the proposed amendment to the Amended and Restated Declaration of Trust will be effective when we file a Certificate of Amendment to the Amended and Restated Declaration of Trust, which includes the amendments to the Amended and Restated Declaration of Trust approved by shareholders, with the State of Maryland Department of Assessments and Taxation.

        Vote Required.    If a quorum is present at the Annual Meeting, a vote of two-thirds of all of the common shares outstanding and entitled to vote at the Annual Meeting will be required to approve the proposal to amend the Amended and Restated Declaration of Trust to eliminate the classification of the Board of Trustees. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

        The Board of Trustees recommends a vote "FOR" approval of the Amendment to the Amended and Restated Declaration of Trust to eliminate the classification of our Board of Trustees. Proxies solicited by the Board of Trustees will be voted for the proposal unless instructions to the contrary are given.

Our Executive Officers

        Below is information with respect to our executive officers who are not Trustees.

        Roger A. Waesche, Jr., age 54, has been our Executive Vice President since January 2004, after holding the position of Senior Vice President since September 1998. Mr. Waesche became our Chief Operating Officer in August 2006, after serving as our Chief Financial Officer since March 1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.'s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. He serves on the Board of Trustees of Sheppard Pratt Health System. Mr. Waesche is also a member on the Maryland Industrial Development Financing Authority and a board member of the Economic Alliance of Greater Baltimore.

        Stephen E. Riffee, age 50, has been our Executive Vice President and Chief Financial Officer since August 2006. Prior to that time, Mr. Riffee served CarrAmerica Realty Corporation, a real estate investment trust, as Chief Financial Officer from April 2002 to July 2006 and Senior Vice President, Controller and Treasurer from July 1999 to March 2002. Prior to joining CarrAmerica Realty Corporation, Mr. Riffee held positions with Marriott International, Inc., Burlington Northern Railroad and KPMG Peat Marwick.

        Dwight S. Taylor, age 63, has been President of Corporate Development Services, LLC since September 1999, previously serving as Senior Vice President since joining Corporate Development Services, LLC in September 1998. Mr. Taylor also became President of COPT Development & Construction Services, LLC in 2005. Mr. Taylor has more than 25 years of real estate experience, including 14 years with Constellation Real Estate, Inc. and its predecessor company and four years with The Rouse Company. From 1977 to 1981, Mr. Taylor was Senior Vice President of the Baltimore Economic Development Corporation. He currently serves on the National Board of the National Association of Industrial and Office Properties. He also serves on the Boards of Directors of Micros Systems, Inc. and T. Rowe Price Group, Inc. as well as the Health Advisory Board of the Bloomberg School of Public Health.

        Karen M. Singer, age 43, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients. Ms. Singer currently serves on the Board of Directors of Art With a Heart and Comprehensive House Assistance, Inc.

Share Ownership of our Trustees,
Executive Officers and 5% Beneficial Owners

        The following table shows certain information as of March 14, 2008 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party's name, except as otherwise noted.

	Common Shares Beneficially Owned(1)	Percent of All Common Shares Beneficially Owned(2)	Options Exercisable within 60 days after March 14, 2008
FMR LLC(3)	4,345,213	9.1	—
Davis Select Advisers, L.P.(4)	4,211,915	8.8	—
LaSalle Investment Management, Inc.(5)	3,526,272	7.4	—
DIAM Co., Ltd.(6)	3,038,927	6.4	—
The Vanguard Group, Inc.(7)	2,818,504	5.9	—
Security Capital Research & Management Inc.(8)	2,378,723	5.0	—
Jay H. Shidler(9)	3,488,580	6.8	5,000
Clay W. Hamlin, III(10)	3,218,835	6.3	10,000
Thomas F. Brady	25,000	*	25,000
Robert L. Denton(11)	405,000	*	5,000
Douglas M. Firstenberg	600	*	—
Steven D. Kesler	40,400	*	40,000
Kenneth S. Sweet, Jr.	25,000	*	25,000
Kenneth D. Wethe	15,635	*	10,000
Randall M. Griffin	1,032,784	2.1	505,300
Roger A. Waesche, Jr.	301,177	*	90,000
Stephen E. Riffee.	80,834	*	—
Dwight S. Taylor	83,095	*	—
Karen M. Singer	44,616	*	11,500
All Trustees and Executive Officers as a Group (13 persons)	8,761,556	15.8%	726,800

*
Represents less than one percent.

(1)
With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes common shares issuable under options held by such shareholder(s) exercisable within 60 days after March 14, 2008, as reflected in the third column of this table.

(2)
Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of options exercisable currently or within 60 days after March 14, 2008 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
FMR LLC ("FMR") has sole voting power with respect to 825,195 shares and sole investment power with respect to 4,345,213 shares. FMR is located at 82 Devonshire Street, Boston, Massachusetts 02109. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by FMR on February 14, 2008.

(4)
Davis Select Advisers, L.P. ("Davis") has sole voting power with respect to 970,041 shares and sole investment power with respect to 4,211,915 shares. Davis is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Davis on February 12, 2008.

(5)
LaSalle Investment Management, Inc. ("LaSalle") has sole voting and investment power with respect to 3,526,272 shares. LaSalle is located at 200 East Randolph Drive, Chicago, Illinois 60601. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by LaSalle on February 15, 2008.

(6)
DIAM Co., Ltd. ("DIAM") has sole voting and investment power with respect to 3,038,927 shares. DIAM is located at 3-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo, 100-0005. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by DIAM on January 30, 2008.

(7)
The Vanguard Group ("Vanguard") has sole voting power with respect to 50,497 shares and sole investment power with respect to 2,818,504 shares. Vanguard is located at 100 Vanguard Blvd., Malvern, PA 19355. The information in this note was derived from a Schedule 13G/A, Amendment No. 2, filed with the Securities and Exchange Commission by Vanguard on February 14, 2008.

(8)
Security Capital Research & Management Incorporated ("SCR&M") has sole voting power with respect to 1,629,473 shares and sole investment power with respect to 2,378,723 shares. SCR&M is located at 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by SCR&M on February 15, 2008.

(9)
Jay H. Shidler's common shares beneficially owned include 3,448,317 common units in the Operating Partnership exchangeable for common shares. Mr. Shidler's address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(10)
Clay W. Hamlin, III's common shares beneficially owned include 3,198,835 common units in the Operating Partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 396,317 of these units and shared investment power for the remainder of these units. Mr. Hamlin's address is 40 Morris Avenue, Suite 220, Bryn Mawr, Pennsylvania 19010.

(11)
Robert L. Denton's common shares beneficially owned include 400,000 common units in the Operating Partnership exchangeable for common shares. Mr. Denton's address is 9 West 57th Street, Suite 1670, New York, New York 10019.

Compensation Discussion and Analysis

Overview

        This section describes the material elements of compensation for our Named Executive Officers, who are also referred to herein as executives. The Named Executive Officers are comprised of our: (1) President and Chief Executive Officer; (2) Executive Vice President and Chief Operating Officer; (3) Executive Vice President and Chief Financial Officer; (4) President of Corporate Development Services, LLC ("CDS") and COPT Development & Construction Services, LLC ("CDC"); and (5) Senior Vice President, General Counsel and Secretary. The Board of Trustees approves and administers our executive compensation plans, programs and payments to our executive officers. The Compensation Committee assists the Board of Trustees in fulfilling responsibilities relating to executive compensation.

        The Compensation Committee and the Board of Trustees have approved an executive compensation program that is designed to attract, retain and motivate superior executive personnel in the best interests of the Company and its shareholders. This program includes base salary, cash annual incentive awards, long-term incentive awards, benefits and certain perquisites.

        This section will include discussion on the following topics:

Role of the Compensation Committee of the Board of Trustees

        The Compensation Committee's primary responsibilities are set forth below:

  •
  to periodically review and, based on such review, recommend to the Board of Trustees our compensation philosophy and the adequacy of compensation plans and programs for executives;

  •
  to recommend to the Board of Trustees compensation arrangements and incentive goals for executives and to administer compensation plans and programs;

  •
  to review the performance of executives and recommend for approval to the Board of Trustees incentive compensation and compensation arrangements, as appropriate based upon performance;

  •
  to recommend to the Board of Trustees compensation arrangements for members of the Board of Trustees;

  •
  to review and monitor management development and succession plans and activities; and

  •
  to review and discuss the section of this proxy statement entitled "Compensation Discussion and Analysis" prepared by management and determine whether to recommend it to the Board of Trustees for inclusion in this annual proxy statement.

        The Compensation Committee's scope of authority involves all aspects of compensation for the executives and members of the Board of Trustees. It is the general policy of the Company that major compensation decisions be considered by the independent members of the Board of Trustees as a whole after recommendation by the Compensation Committee. The Board of Trustees is responsible for oversight of the Compensation Committee's activities, except where the committee has sole authority to act as required by a New York Stock Exchange listing standard or applicable law. The Compensation Committee has complete and open access to management and any other resources of the Company required to assist it in carrying out its duties and responsibilities, including sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel or other advisors. The Compensation Committee has budgetary authority for outside advisors it retains.

        The Compensation Committee makes use of analyses provided, at its direction, by external consultants in determining executive compensation. The Compensation Committee engaged the SMG Advisory Group LLC (formerly Schonbraun McCann Group, LLC) (the "SMG Group") as its external consultant in 2007 and 2008 to obtain executive compensation information for REIT peer groups. The REIT peer group compensation information provided by the SMG Group, at the direction of the Compensation Committee, for each executive position included base salary, cash annual incentive award level and percentage of total compensation in the form of long-term incentives awards at the 25th, 50th, 65th and 75th percentiles and the average. The SMG Group acts only as an advisor to the Compensation Committee by providing data relevant to REIT peers and discussing compensation practices as directed by the Compensation Committee. The SMG Group also makes recommendations to the Compensation Committee regarding pay programs and pay level changes. The SMG Group presents its final work product and invoices related thereto to the Compensation Committee for review and approval.

        The chairman of the Compensation Committee sets the dates and times of all committee meetings. The Compensation Committee meets at least three times per year with management present (usually the Chief Executive Officer and the Senior Vice President-Human Resources). The Compensation Committee also meets for a period of time during at least one of the Board's regularly scheduled meetings without management being present. The chairman of the Compensation Committee, in consultation with the appropriate members of the committee and management, develops the committee's meeting agendas.

Role of Management

        As discussed in greater detail in the sections below, Mr. Griffin, our President and Chief Executive Officer, meets with the Compensation Committee to make recommendations to the Committee, discuss the committee's recommendations to the Board of Trustees and present analyses based on the committee's requests. He discusses the impact of compensation recommendations to the business, reviews peer group data and informs the Committee of the executives' performance. Mr. Griffin provides information to the Compensation Committee on how he evaluates executive performance and the overall results of such evaluations. He also presents management's perspective on business objectives and discusses succession planning for the Company. Mr. Griffin attends Compensation Committee meetings and general meetings of the Board of Trustees, but he does not attend a portion of certain Board of Trustee and Compensation Committee meetings intended to be held without members of management present. He also does not participate in any deliberations of the Compensation Committee or the Board of Trustees relating to his own compensation.

        Mr. Riffee, our Chief Financial Officer, when directed accordingly, evaluates the financial implications of Compensation Committee actions under consideration and provides information relating thereto.

        Ms. Peg Ohrt, our Senior Vice President-Human Resources, who reports directly to Mr. Griffin, takes direction from and provides suggestions to the Compensation Committee. She oversees the actual formulation of plans incorporating the recommendations of the Compensation Committee. She also assists the Chairman of the Compensation Committee in preparing the agenda for its meetings.

Compensation Objectives

        Our compensation philosophy is to promote the achievement of the Company's annual and long-term performance objectives as set forth by the Board of Trustees, ensure that the executives' interests are aligned with the success of the Company and provide compensation opportunities that will attract, retain and motivate superior executive personnel. This philosophy holds that the compensation of each executive should be influenced significantly by the executive's individual performance, measured by financial, non-financial and market performance criteria, as well as be commensurate with the compensation levels of executives holding the same level of responsibilities and experience for an appropriate peer group of companies. Through the use of cash annual incentive awards and long-term incentive awards granted in the form of equity, executives have the opportunity to receive total compensation between the 50th percentile (for target level performance) and 75th percentile (for maximum level performance) of the peer group companies in recognition of the executive's individual performance and the role he or she played in the Company's performance. The relationship of executive compensation to target level performance can be somewhat less or somewhat more (generally within 10 percentage points of the 50th percentile) based on the executive's skill and experience in the position (both overall and with the Company), the performance level of the executive, the amount that we pay other executives and the level of competition in the marketplace for the talents of the executive; the Board of Trustees has generally established Mr. Griffin's compensation potential at the higher end of this range relative to our other executives due in large part to his longer term of experience in fulfilling his responsibilities for our Company, and his high level of performance.

        We believe that providing compensation to executives generally at no less than the 50th percentile of the peer group companies is important for us to be competitive, and believe further that providing the opportunity to earn compensation as high as the 75th percentile of the peer group companies is important for us to motivate such executives towards achieving high performance. The key objectives of our compensation philosophy include the following:

  •
  establish a plan that attracts, retains and motivates executives through compensation that is competitive with compensation for executive officers providing comparable services at comparable companies, which we refer to as the competitive compensation objective;

  •
  link a portion of executive compensation with the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return, which we refer to as the performance incentives objective; and

  •
  build a pay-for-performance structure that encourages and rewards successful initiatives within a team environment, which we refer to as the leadership incentives objective.

        The compensation package of our executives has been structured to provide short- and long-term incentives for executive performance that we believe promote continuing improvements in the Company's financial results and return to shareholders. The base salary paid to an executive is the fixed rate of pay for ongoing performance. The cash annual incentive awards and long-term incentive awards available to an executive both focus on the annual and future success of the Company and are determined with base salary in mind. These components collectively comprise an executive's total remuneration (defined as the sum of base salary, cash annual incentive awards and long-term incentive awards).

Compensation Benchmarking

        Our objective in benchmarking is to provide compensation to executives that is comparable with compensation for executives providing comparable services for companies that are similar in size and business structure to us, and who may compete with us for executive talent. The Compensation Committee obtains executive compensation information for other companies from the SMG Group for benchmarking purposes. In order to assist in this area, the SMG Group first obtains an understanding of the goals/objectives and responsibilities of each executive position based on reviews of job descriptions and discussions with Mr. Griffin and Ms. Ohrt. Facets of this information pertaining to each executive position that are of particular interest to the Compensation Committee include: compensation levels, both in total and by element of compensation; and percentage of total compensation derived from compensation categories (base salary, cash annual incentive award, equity grant and other miscellaneous perquisites). This compensation data is considered in computing an executive's total remuneration, which is the focal point for the Committee evaluating the executives' compensation compared to peer group executives.

        In 2006, the Compensation Committee, with the assistance of the SMG Group, selected a peer group of 16 companies that it used for purposes of benchmarking the compensation of our executives in that year. The 16 companies, referred to herein as the 2006 peer group, were selected from a blend of office, diversified and industrial REITs with an equity market capitalization ranging from $567.5 million to $12.3 billion based, in large part, on the relationship of the following criteria to those of the Company: total market capitalization; equity market capitalization; geographic location; comparability of management structure; and level of performance (in terms of growth in key earnings metrics and total shareholder return). The list of companies to be included in the 2006 peer group was further refined to exclude companies that were believed to be in merger discussions with other companies. In completing the final selection process for the 2006 peer group, the Compensation Committee decided that two-thirds of the companies included in the peer group should be larger than the Company in terms of equity market capitalization due in large part to the growth that we have experienced and expect to continue. In 2007, the Compensation Committee, with the assistance of the SMG Group, started with the 2006 peer group and reconsidered the criteria used in developing that list, which resulted in the development of a new peer group of 15 companies with an equity market capitalization ranging from $925.8 million to $5.5 billion; this peer group of 15 companies, referred to herein as the 2007 base peer group, was used for the benchmarking of 2007 compensation, as described below, for all of our Named Executive Officers except Karen M. Singer, our Senior Vice President, General Counsel and Secretary (the determination of the peer group used for benchmarking Ms. Singer's compensation is discussed below). The companies included in the 2007 base peer group are set forth below:

Alexandria Real Estate Equities, Inc.	Kilroy Realty Corporation
American Financial Realty Trust	Lexington Realty Trust
Brandywine Realty Trust	Liberty Property Trust
Colonial Properties Trust	Mack-Cali Realty Corporation
Digital Realty Trust, Inc.	Maguire Properties, Inc.
Douglas Emmett, Inc.	PS Business Parks, Inc.
Duke Realty Corporation	SL Green Realty Corp.
Highwoods Properties, Inc.

        After determining the 2007 base peer group, the Compensation Committee, with the assistance of the SMG Group, created a second peer group that was comprised of 11 of the 15 companies from the base peer group, which is referred to herein as the 2007 selective peer group. The 2007 selective peer group excludes Alexandria Real Estate Equities, Inc., Douglas Emmett, Inc., Kilroy Realty Corporation and SL Green Realty Corp. since the compensation for executives of those companies was especially high in comparison to the compensation of our executives and that of the other companies in the 2007 base peer group. For purposes of 2007 compensation and for 2008 annual base salaries, benchmarking information for all of our Named Executive Officers except for Ms. Singer was obtained by averaging the 2007 base peer group and 2007 selective peer group; we did this in order to dilute the effect of the inclusion of the companies with especially high compensation programs, while not excluding those companies entirely since they still compete with us for executive talent.

        In 2007, the Compensation Committee, with the assistance of the SMG Group, developed an additional peer group of 29 companies that it used for purposes of benchmarking the compensation of Ms. Singer in 2007, referred to herein as the general counsel peer group. The Compensation Committee developed the general counsel peer group because it did not believe that the companies included in the 2007 base peer group had a sufficient number of executives with responsibilities and experience comparable to that of Ms. Singer's. The 29 companies were selected from a blend of real estate companies with an executive position comparable to that of Ms. Singer's and an equity market capitalization ranging from $500 million to $5.0 billion based, in large part, on the relationship of the following criteria to those of the Company: total market capitalization; equity market capitalization; and comparability of management structure. The companies included in the general counsel peer group are set forth below:

Acadia Realty Trust	Healthcare Realty Trust Incorporated
Affordable Residential Communities LP	Highwoods Properties, Inc.
American Financial Realty Trust	Home Properties, Inc.
Ashford Hospitality Trust, Inc.	Inland Real Estate Corporation
BioMed Realty Trust, Inc.	Liberty Property Trust
Brandywine Realty Trust	Mack-Cali Realty Corporation
Diamondrock Hospitality Company	Medical Properties Trust, Inc.
Entertainment Properties Trust	MFA Mortgage Investments, Inc.
Equity Lifestyle Properties, Inc.	Realty Income Corporation
Extra Space Storage Inc.	SL Green Realty Corp.
Federal Realty Investment Trust	Strategic Hotels & Resorts, Inc.
FelCor Lodging Trust Incorporated	The Macerich Company
Friedman, Billings, Ramsey Group, Inc.	U-Store-It Trust
Gaylord Entertainment Company	Ventas, Inc.
Getty Realty Corp.

        In 2007, the SMG Group provided various benchmarking data to the Compensation Committee. Base salaries and cash annual incentive awards were compared to the previous year's cash compensation for comparable positions in each of the peer groups at the 25th, 50th (the median), 65th and 75th percentiles and the average. Long-term incentive awards were compared to the previous three years for comparable positions within each of the peer groups at the 25th, 50th, 65th and 75th percentiles and the average. The SMG Group provided benchmarking information for these various data points in order to expand the Compensation Committee's range of understanding regarding how the Company's executive compensation compared to that of the peer groups. Again, for purposes of benchmarking the 2007 compensation for all of our Named Executive Officers except Ms. Singer, the base salary, cash annual incentive award and long-term incentive award information described above was benchmarked to the average of the 2007 base peer group and 2007 selective peer group for comparable positions.

        As described below, each executive was evaluated by the Compensation Committee for individual performance and contribution to the success of the Company and, where applicable, his or her business unit. In completing such evaluations, the Compensation Committee took into account the views of other members of the Board of Trustees and Mr. Griffin. The Compensation Committee then compared each executive's compensation to the compensation benchmarking information described above and generally used these comparisons as a guideline for establishing executive compensation recommendations to the Board of Trustees; this process is discussed in further detail below.

Elements of Compensation

        The elements of the Company's executive compensation are primarily comprised of base salary, cash annual incentive awards and long-term incentive awards (which are equity based awards, as discussed further below). All three compensation elements are designed to complement each other in meeting the compensation objectives set forth above. The Compensation Committee determines the mix and weightings of each of our key compensation elements by benchmarking to the peer group data. The identification and mix of the elements of executive compensation are believed to be appropriate for the Company for reasons including the following:

  •
  they focus on both operating results (short-term focus) and creation of shareholder value (long-term focus);

  •
  they align the interests of the executive to shareholder interests through long-term incentive awards and the use of total shareholder return as a metric;

  •
  they emphasize leadership and teamwork for long-term Company success, given the current business climate and intense competitive challenges; and

  •
  they are comparable to the types and mix of executive compensation relative to executives in the peer groups.

Base Salary

        We view base salary as the fixed rate of pay for ongoing performance throughout the year that is required to attract and retain executives. The base salaries of executives are determined in consideration of their position's scope of responsibilities and their personal skills and experience. Executives are eligible for periodic increases in their base salary as a result of individual performance, significant increases in their duties and responsibilities or increases in the base salaries of executives in the peer group. The Compensation Committee annually reviews peer group base salary information for each executive position, as provided by an external consultant. The Chief Executive Officer evaluates the data provided by the external consultant, after which he submits recommendations for executives to the Compensation Committee for their consideration. The Compensation Committee recommends, and the Board of Trustees considers and approves, any salary changes for the executives once the Compensation Committee has completed their process of considering the following: recommendations for changes in base salaries received from the external consultant and the Chief Executive Officer; the performance of the executives; affordability; and the effect of internal salary compression (relationship of each executive's salary recommendation to the salaries of other employees of ours with similar experience, responsibilities and performance levels). Base salary compensation is paid in cash bi-weekly.

        The base salaries of our Named Executive Officers, which had last been increased effective June 26, 2006 (except in the case of Stephen E. Riffee, who joined the Company in August 2006), were not changed in 2007 as a result of a request by the executive team, and approval by the Compensation Committee and the Board of Trustees, to change the timing of periodic increases to a calendar-year basis in order to better facilitate executive performance evaluations and periodic increases in light of prior year results. On February 28, 2008, the Compensation Committee recommended, and the Board of Trustees approved, increases in the annual base salaries of the executives, retroactively effective as of January 1, 2008, as follows:

  •
  Mr. Griffin's increased from $570,000 to $600,000, or 5.3%;

  •
  Mr. Waesche's increased from $425,000 to $450,000, or 5.9%;

  •
  Mr. Riffee's increased from $340,000 to $370,000, or 8.8%;

  •
  Mr. Taylor's increased from $311,000 to $340,000, or 9.3%; and

  •
  Ms. Singer's increased from $255,000 to $280,000, or 9.8%.

        The executives' adjusted salary levels were based on the applicable 2007 peer groups projected 2008 annual base salaries for a range comprising the 50th and 75th percentiles. The increases described above for all of the executives were made in part to reflect a projected increase of annual base salaries in the REIT industry of 4 to 6%, based on projections received from the SMG Group. Mr. Riffee, Mr. Taylor and Ms. Singer received increases of greater than 4 to 6% generally due to their prior annual base salaries having lagged the applicable peer group to a greater extent than Mr. Griffin's and Mr. Waesche's annual base salaries.

Cash Annual Incentive Awards

        Our philosophy of awarding cash annual incentive awards is designed to relate executive pay to annual performance by the Company overall and, in most cases, by such executive. The Compensation Committee establishes defined cash annual incentive award levels for different thresholds of Company and business unit performance, all determined by performance against defined objectives. Actual cash annual incentive awards are determined once actual performance in these areas is known. Cash annual incentive awards are reflected in the compensation tables appearing later in this proxy statement under the heading entitled "non-equity incentive plan compensation."

        In the fourth quarter of each year, management presents an annual budget to the Board of Trustees for the following year, which is considered and approved by the Board of Trustees in the first quarter of the following year. The annual budget sets forth numerous Company objectives for the following year. Using the objectives in the annual budget, along with information regarding other related business and operations initiatives, the Compensation Committee, after considering recommendations from the Chief Executive Officer, derives objectives levels on which cash annual incentive awards will be based for each executive officer for three levels of performance: a threshold level, a target level and a maximum level. The target level performance for objectives used in cash annual incentive awards equates to management's estimate of the related objectives set forth in the annual budget; this level of performance is intended to be challenging yet attainable. The maximum level of performance for objectives is intended to have a much lower likelihood of being attained, but it is intended to still be attainable with superior performance, as it is established within the range for objectives set forth in the budget. The threshold level of performance for objectives is established at a level that is somewhat higher than the lower range of the objectives set forth in the budget and, therefore, has a higher likelihood of being attained than the target.

        Each year, the Compensation Committee receives data from its external compensation consultant regarding cash annual incentive award levels of executives in the peer group, and provides a copy to the Chief Executive Officer. The Compensation Committee, again after considering peer group data and recommendations from the Chief Executive Officer, then derives cash annual incentive awards, as a percentage of base salary, for each of the three levels of performance, to be presented to the Board of Trustees. In the first quarter of each year, the Compensation Committee and the Board of Trustees approve cash annual incentive awards, as a percentage of base salary, for the three levels of performance for that year. During the first quarter of the following year, the Compensation Committee reviews the results of performance relative to the objectives levels to determine the appropriate award.

To assist in this process, the Chief Executive Officer submits cash annual incentive award recommendations to the Compensation Committee for its consideration. The Compensation Committee then recommends, and the Board of Trustees approves, the cash annual incentive awards for the executive officers.

        As noted above, the Company has two classifications of objectives that it uses for cash annual incentive awards: (1) Company objectives and (2) business unit objectives. The measures used in defining Company objectives in 2007 were fully diluted funds from operations per share ("diluted FFO per share") and fully diluted adjusted funds from operations per share ("diluted AFFO per share"), both of which are measurements used by equity REITs to evaluate financial performance. We use diluted FFO per share and diluted AFFO per share for the Company objectives because we believe that they are useful measures in evaluating the effectiveness of our operations and are core objectives in our annual budgets. For purposes of these objectives, the diluted FFO per share and adjusted funds from operation used in computing diluted AFFO per share are calculated in the same manner as they are in our financial results reported to the investment community on a quarterly and annual basis. The mix between these classifications of objectives, as set forth in the table below, varied by executive based on the responsibilities of such executives:

	Weight of Objectives on 2007 Annual Incentive Award
	Company Objectives
Name of Executive	Diluted FFO per Share	Diluted AFFO per Share	Business Unit Objectives	Total
Randall M. Griffin	50.0%	50.0%	0.0%	100.0%
Roger A. Waesche, Jr.	37.5%	37.5%	25.0%	100.0%
Stephen E. Riffee	42.5%	42.5%	15.0%	100.0%
Dwight S. Taylor	20.0%	20.0%	60.0%	100.0%
Karen M. Singer	25.0%	25.0%	50.0%	100.0%

        Mr. Griffin's annual incentive award was based solely on Company objectives since his responsibilities were substantially for the Company as a whole. The measures used in defining business unit performance for other executives were tailored to apply to the nature of the business units' operations for which the executive is responsible. Some executive business unit objectives had defined measures set forth for determining the level of performance for purposes of computing award levels while other objectives that were not as conducive to the assignment of specific measures did not. The level of performance for executive business unit objectives that did not have defined measures set forth for determining performance was determined based upon a subjective evaluation by Mr. Griffin, the Compensation Committee and the Board of Trustees. Business unit objectives for the other Named Executive Officers included the following:

  •
  Mr. Waesche had nine business unit objectives consisting of: property operations measures, including asset management objectives (such as net operating income, capital expenditures, occupancy rate and growth in same-office property net operating income); and property management objectives (including customer satisfaction survey results and property operating expense savings). All of his business unit objectives had defined measures set forth for determining his levels of performance. The weightings of these objectives as a percentage of his total business unit objectives ranged from 2.5% to 25%;

  •
  Mr. Riffee had eight business unit objectives relating to the progress of the Company's finance and information technology departments on certain initiatives. Most of his business unit objectives had defined measures set forth for determining his levels of performance. The weightings of these objectives as a percentage of his total business unit objectives ranged from 10% to 15%;

  •
  Mr. Taylor had 31 business unit objectives that addressed: timeliness and cost effectiveness of construction deliveries; construction starts for designated properties; design and permitting progress on designated properties; and third party fee generation. Most of his business unit objectives had defined measures set forth for determining his levels of performance. The weightings of Mr. Taylor's objectives as a percentage of his total business unit objectives ranged from 2% to 10%; and

  •
  Ms. Singer had two business unit objectives that collectively addressed the quality, timeliness and accuracy of legal guidance and the legal department's performance associated with major business transactions. Neither of these objectives, which were each weighted at 50% of her total business unit objectives, had defined measures set forth for determining her levels of performance.

        The Board of Trustees uses discretion on a case-by-case basis in determining adjustments to executive cash annual incentive awards in order to enable the consideration of other factors that award computations may not capture.

        The table below sets forth the 2007 Company objectives levels on which executive cash annual incentive awards were based for diluted FFO per share and diluted AFFO per share, as well as the actual diluted FFO and diluted AFFO per share achieved for 2007:

Company Objective	Threshold Level	Target Level	Maximum Level	Actual Achieved
Diluted FFO per share	$2.15	$2.21	$2.27	$2.24
Diluted AFFO per share	1.50	1.55	1.60	1.62

        All of the executives with business unit objectives had aggregate actual achieved business unit objectives between the target and maximum level, except for Mr. Taylor who achieved performance between the threshold and target level but would have achieved performance between the target and maximum level had management not decided to defer certain construction and development activities.

        The range of cash annual incentive awards established and ultimately awarded by the Board of Trustees for 2007 for the executive officers are set forth below:

	Threshold Level		Target Level		Maximum Level		Actual
Name of Executive	% of Base Salary	Amount	% of Base Salary	Amount	% of Base Salary	Amount	Award as % of Base Salary	Award Amount	Actual Amount Received(1)
Randall M. Griffin	85.0%	$484,500	150.0%	$855,000	200.0%	$1,140,000	187.5%	$1,068,750	$1,000,000
Roger A. Waesche, Jr.	75.0%	318,750	100.0%	425,000	150.0%	637,500	130.8%	555,980	532,000
Stephen E. Riffee	65.0%	221,000	85.0%	289,000	120.0%	408,000	109.4%	372,004	355,000
Dwight S. Taylor	65.0%	202,150	100.0%	311,000	120.0%	373,200	83.3%	259,129	330,000
Karen M. Singer	65.0%	165,750	85.0%	216,750	120.0%	306,000	110.4%	281,644	300,000

(1)
For Mr. Griffin, Mr. Waesche and Mr. Riffee, the difference between the award amount determined by the necessary actual performance against the performance objectives and the actual amount awarded represents voluntary reductions by such executives in order to leave additional capacity for awards to others in the Company. For Mr. Taylor and Ms. Singer, the difference between the award amount determined by the necessary actual performance against the performance objectives and the actual amount awarded represents discretionary awards granted to these executives over the established award computation, as discussed further below.

        The 2007 cash annual incentive awards for the executive officers were generally determined based on the 50th percentile of the peer groups for achieving target level performance, with increases to as high as the 75th percentile for achieving the maximum level of performance. The 2007 actual award amounts were all determined by the computed achievement of objectives except in the case of Mr. Taylor, who received a $70,871 discretionary award, and Ms. Singer, who received an $18,356 discretionary award. Mr. Taylor's discretionary award was primarily to recognize the continued large volume of construction and development undertaken by his team during the year, which neither Mr. Griffin, the Compensation Committee nor the Board of Trustees believed was sufficiently reflected in the computed amount. Ms. Singer's discretionary award was primarily to recognize her contributions pertaining to a number of areas that neither Mr. Griffin, the Compensation Committee nor the Board of Trustees believed were sufficiently reflected in the computed amount, including: the "COPT Way" training initiative undertaken by Ms. Singer during the year; the completion of the Nottingham Acquisition in January 2007; and her performance pertaining to corporate governance matters.

Long-Term Incentive Awards

        Long-term incentive awards are equity awards designed to link executive compensation to the Company's growth and long-term common share performance. Since these awards typically vest over a period of time, such awards also encourage the executives to remain with the Company. Long-term incentive awards typically take the following forms:

  •
  Common shares subject to forfeiture restrictions ("restricted shares").  The Company periodically issues restricted shares to the executive officers. We believe that the ownership of shares by executives assists in aligning executive interests with those of the Company's shareholders since, through ownership, they benefit from the long-term success of the Company in the same manner as other shareholders. Restricted share grants are typically made upon the achievement of performance criteria, as described further below. Restricted shares have also been granted upon the hiring of new executives. Once granted, restricted shares vest over a defined period of time as the executive remains employed by the Company. Recipients of restricted share grants are entitled to receive dividends on such shares and can cast votes on shareholder matters for such shares prior to share vesting. Restricted shares were the only form of long-term incentive award granted to executive officers in 2007.

  •
  Options to purchase common shares ("options").  The Company has, in the past, granted executives options, although since 2002 they have been used to a lesser extent than restricted shares and no grants of options were made to our executives in 2006 or 2007. Options vest over a defined period of time as the executive remains employed by the Company.

        In terms of how long-term incentive awards are determined, each year, the Compensation Committee uses certain of the objectives set forth in the annual budget and recommendations from the Chief Executive Officer to derive Company objectives levels on which long-term incentive awards will be based for each executive officer for three levels of performance: threshold, target and maximum. Unlike cash annual incentive awards, long-term incentive awards do not include business unit objectives. As is generally the case with cash annual incentive awards, the target level performance for objectives used in long-term incentive awards equates to management's estimate of the related objectives set forth in the annual budget; this level of performance is intended to be challenging yet attainable. The maximum level of performance for objectives is intended to have a much lower likelihood of being attained, but it is intended to still be attainable with superior performance, as it is established within the range for objectives set forth in the budget. The threshold level of performance for objectives is established at a level that is somewhat higher than the lower range of the objectives set forth in the budget and, therefore, has a higher likelihood of being attained than the target.

        The Compensation Committee uses data received, at its direction, from its external consultant in the prior year regarding long-term incentive awards for executives in the peer group to derive percentages of executives' total remuneration to be in the form of long-term incentive awards for the three levels of performance (again, total remuneration is the sum of base salary, cash annual incentive awards and long-term incentive awards, which means that the level of cash annual incentive awards affects the level of long-term incentive awards). To assist in this process, the Chief Executive Officer evaluates the data provided by the external consultant and, based on such evaluation, submits recommendations for executive long-term incentive awards to the Compensation Committee for its consideration. By the first quarter of each year, the Compensation Committee and the Board of Trustees approve long-term incentive awards, as percentages of total remuneration, to be applied for the three levels of performance for that year. During the first quarter of the next year, the Compensation Committee reviews the results of performance relative to the objectives levels to determine the appropriate award. To assist in this process, the Chief Executive Officer submits long-term incentive award recommendations to the Compensation Committee for its consideration. The Compensation Committee then recommends, and the Board of Trustees approves, the long-term incentive awards for the executive officers.

        For 2007, long-term incentive awards were available based on the following criteria:

  •
  35% of available award based on the achievement of Company's objectives for total shareholder return, which is calculated based on a combination of total dividend return and growth in common share price during the year;

  •
  25% of available award based on the achievement of Company's objectives for diluted FFO per share (same objective used for cash annual incentive award);

  •
  25% of available award based on the achievement of Company's objectives for diluted AFFO per share (same objective used for cash annual incentive award); and

  •
  15% of available award as a discretionary grant by the Board of Trustees based on the executive's performance.

        We use total shareholder return as a long-term incentive award criteria because we believe it further aligns the interests of the executive to shareholder interests. We use diluted FFO per share and diluted AFFO per share as long-term incentive award criteria because we believe that they are useful measures in evaluating the effectiveness of our operations and are core objectives in our annual budgets. In addition, a portion of the long-term incentive award is discretionary to enable the consideration of other factors that formulas may not capture.

        The table below sets forth the 2007 Company objectives levels on which executive long-term incentive awards were based for diluted FFO per share, diluted AFFO per share and total shareholder return, as well as the actual amounts achieved for those measures:

Company Objective	Threshold Level	Target Level	Maximum Level	Actual Achieved
Diluted FFO per share	$2.15	$2.21	$2.27	$2.24
Diluted AFFO per share	1.50	1.55	1.60	1.62
Total one-year shareholder return	6%	12%	18%	(15)%

        The range of long-term incentive awards established and ultimately awarded by the Board of Trustees for 2007 for the executive officers are set forth below:

				Actual(1)
	Threshold Level as % of Total Remuneration	Target Level as % of Total Remuneration	Maximum Level as % of Total Remuneration
Name of Executive				Award as % of Total Remuneration(2)	Grant Date Fair Value of Award	Number of Shares Awarded
Randall M. Griffin	50.0%	55.0%	65.0%	54.1%	$1,933,467	61,089
Roger A. Waesche, Jr.	40.0%	50.0%	60.0%	48.2%	914,653	28,899
Stephen E. Riffee	35.0%	45.0%	55.0%	43.2%	542,639	17,145
Dwight S. Taylor	35.0%	45.0%	55.0%	43.2%	488,515	N/A
Karen M. Singer	35.0%	45.0%	55.0%	43.2%	422,971	13,364

(1)
The common shares awarded vest over a three-year period in equal increments on the first three anniversaries of the grant date based on continued employment. The Board of Trustees agreed to pay Mr. Taylor the value of his awards in the form of cash rather than in the form of common shares due to his expected retirement in March 2009; $162,675 will be paid on April 4, 2008 and $325,840 will be paid on March 2, 2009, assuming that he remains continuously employed by us through those respective dates.

(2)
Total remuneration is based upon the actual award amount for each executive's cash annual incentive awards, including discretionary awards, but do not reflect the effect of voluntary reductions in such awards.

        The 2007 long-term incentive awards for the executive officers were generally determined based on the 50th percentile of the applicable peer groups' long-term incentive awards for achieving target level performance, with increases to as high as the 75th percentile for achieving the maximum level of performance. The Company objective portion of the 2007 actual award was determined by the formulaic achievement of the objectives set forth above. In addition, the Board of Trustees assessed the discretionary portion of the grant at the maximum level in arriving at the long-term incentive awards reported. The Board of Trustees agreed to this assessment, at the recommendation of the Compensation Committee, based on its evaluation of the Company's market and fundamental performance both on an absolute basis and relative to the industry; the SMG Group assisted the Board of Trustees in performing the analysis needed to support this assessment.

        The Company considered the restricted shares to be granted on February 28, 2008, the date the Compensation Committee and the Board of Trustees approved the grant. The common shares granted for 2007 performance under the long-term incentive plan vest annually in the following increments: 33.3% on February 28, 2009, 33.3% on February 28, 2010 and 33.4% on February 28, 2011.

        The Compensation Committee and the Board of Trustees also approved the grant of 30,000 restricted shares to Mr. Riffee effective on February 28, 2008 in recognition of his accomplishments since commencing employment with the Company on August 14, 2006 and to serve as an additional retention tool. The forfeiture restrictions on all of these shares lapse upon the fifth anniversary of the grant date.

        In December 2006, the Compensation Committee and the Board of Trustees approved a long-term incentive compensation program that contained an out-performance component. Participants in this program, consisting of employees at the director level or above, would have shared in a "performance pool" if our total shareholder return (calculated as a combination of total dividend return and growth in common share price) for the period from January 1, 2007 through December 31, 2009 was in excess of 18% annually over such period. Participants would have received LTIP Units or restricted shares valued at 12% of the total shareholder return value in excess of the 18% annual target return, plus the amount of distributions that would have been paid on such LTIP Units or restricted shares during the measurement period if the units or shares had been issued and had vested as of the beginning of the performance period. At the end of the three-year measurement period, 33 1/3% of the award would vest immediately, and the remainder would vest ratably over the following two years subject to continued employment. The total value of awards under this component was capped at $25.0 million. In 2007, the Compensation Committee and the Board of Trustees canceled this program as a result of the failure of the Amended and Restated 1998 Long-Term Incentive Plan to receive shareholder approval at the 2007 Annual Meeting of Shareholders.

Retirement Benefits

        Our retirement benefits are designed to assist executives in accumulating sufficient wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

  401(k) plan

        We have a 401(k) defined contribution plan covering substantially all of our employees that permits participants to defer up to a maximum of 15% of their compensation up to the applicable Internal Revenue Service wage or contribution limits. We match a participant's contribution in an amount equal to 50% of the participant's elective deferral for the plan year up to a maximum of 6% of a participant's annual compensation. Employees' contributions are fully vested and our matching contributions vest in annual one-third increments. Once an employee has been with the Company for three years, all matching contributions are fully vested. All Named Executive Officers are eligible to participate in this plan.

  Nonqualified deferred compensation plan

        We offer our senior management team (director level and above) a nonqualified deferred compensation plan. This plan allows for the deferral of up to 100% of a participant's cash compensation on a pre-tax basis and enables such participant to receive a tax-deferred return on such deferrals. The plan also provides for us to match the participant's contribution in an amount equal to 50% of the participant's elective deferral for the plan up to a maximum of 6% of a participant's annual compensation after deducting contributions, if any, made under our 401(k) plan. Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts. The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in this plan may choose to receive account balances in a lump sum or in five, 10 or 15 annual installments upon termination of employment or in the event of a "change in control" of the Company, as defined in the plan. Payments are also due to parties designated by the participant in lump sum upon the death of a participant. Participant account balances become fully vested in the event of a "change in control" of the Company, as defined in the plan, or in the event that a participant becomes permanently disabled. Participation in the deferred compensation plans is voluntary. Information about the Named Executive Officers' participation in our deferred compensation plans is set forth below in the tables entitled "All Other Compensation" and "Nonqualified Deferred Compensation Table."

Severance and Change-in-Control Benefits

        The employment agreements of all the executives have termination of employment clauses related to: (1) premature termination; (2) constructive termination; (3) cause; (4) death; (5) disability; (6) change in control; and (7) voluntary termination. The terms of our employment agreements reflect negotiations with our executives in order to recruit and retain their services. We believe that these clauses are consistent with market practice and, therefore, make the terms of these agreements competitive.

        The employment agreements of our executives provide for severance payments and accelerated vesting of long-term incentive awards in the event of termination by us without cause (premature termination) or by the executives based upon constructive termination. The employment agreements provide for these items in order to assist employees in their transition to new employment.

        The employment agreements also provide for payments to executives and accelerated vesting of long-term incentive awards in the event of a change in control of the Company. We adopted the change in control provisions to increase the likelihood that, in the event that the Company is considering a change in control transaction, the employees involved in considering the offer will act in the interest of the shareholders. If a change in control were to occur, the employees would likely no longer be in a position to influence our performance and may not be in a position to earn their incentive awards or vest in their equity awards. Therefore, the change-in-control provisions are designed to make a transaction as neutral to the employees' economic interests as possible.

        The terms of severance and change in control benefits are described in detail in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

        Due to the authority vested with the executive officers and the knowledge of Company proprietary information held by such executives, the Company must protect its real estate interests in each of its major markets. For this reason, executive employment agreements include non-compete provisions for a 24-month period following termination of employment of executives.

Other Benefits and Perquisites

        As employees, our executive officers are eligible to participate in employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance. In addition, we compensate our executive officers with certain personal benefits and perquisites that are not generally available to most of our other employees; these benefits and perquisites include the following:

  •
  auto allowances;

  •
  reimbursement for income taxes associated with vesting of restricted shares for certain shares granted prior to 2001;

  •
  reimbursement for a defined amount of personal financial and tax preparation fees;

  •
  participation in the Johns Hopkins Executive Wellness Program; and

  •
  supplemental long-term disability insurance coverage in the case of our Chief Executive Officer and Chief Operating Officer (our Chief Operating Officer has elected not to receive such coverage).

        The value of these benefits to the Named Executive Officers is included in the tables below entitled "Summary Compensation Table" and "All Other Compensation." The Compensation Committee believes that these benefits are aligned with our desire to attract and retain superior management talent for the benefit of the Company.

Accounting for Compensation Elements

        The tax and accounting implications associated with the key elements of our executive compensation are set forth below:

  •
  Salary is expensed as incurred.

  •
  Cash annual incentive awards are recognized over the period to which such awards relate.

  •
  Option and restricted share grants are recognized over the period during which the employee is required to provide service in exchange for the award (generally the vesting period).

Tax Compliance Policy

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on Corporate Office Properties Trust's income tax return to compensation of $1 million for Named Executive Officers. Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company's executives with appropriate rewards for their performance. We did not pay any compensation in 2007 that was not deductible under Section 162(m) of the Internal Revenue Code, and do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

Executive Ownership and Capital Accumulation

        We issue common shares to executives through our long-term incentive plan. We believe that the ownership of shares by executives assists in aligning executive interests with that of the Company's shareholders. We do not have set guidelines for share ownership by executives.

        The Compensation Committee and the Board of Trustees consider the accumulated wealth of executive officers from prior year awards under our long-term incentive plan in making compensation decisions, although this consideration did not affect the amount of compensation awarded to our executives in 2007.

Trading Controls

        Executive officers are required to receive the permission of Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents. Executives are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter end and a period of time following the release of earnings for each quarter end.

        Executives bear full responsibility if they violate Company policy by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted.

Report of the Compensation Committee

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for 2007 and the Company's 2008 proxy statement. This report is provided by the following independent Trustees, who comprise the committee.

COMPENSATION COMMITTEE
Thomas F. Brady, Chairman Douglas M. Firstenberg Kenneth S. Sweet, Jr.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of the three independent Trustees listed above. No Compensation Committee member has any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than his relationship as a Trustee.

Summary Compensation Table

        The following table summarizes the compensation earned by our Named Executive Officers for 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)	Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Randall M. Griffin President and Chief Executive Officer	2007 2006	$570,000 552,500	$	— —	$1,234,853 997,294	$	— —	$1,000,000 650,000	$30,285 886,280	$2,835,138 3,086,074

Roger A. Waesche, Jr. Executive Vice President and Chief Operating Officer(6)	2007 2006	425,000 384,100		— —	571,563 350,141		— —	532,000 266,000	16,808 82,912	1,545,371 1,083,153

Stephen E. Riffee Executive Vice President and Chief Financial Officer(7)	2007 2006	340,000 137,915		— —	323,573 104,114		— —	355,000 55,000	23,237 23,215	1,041,810 320,244

Dwight S. Taylor President of CDS and CDC	2007 2006	311,000 281,500		70,871 —	355,413 150,590		— —	259,129 251,000	22,338 48,586	1,018,751 731,676

Karen M. Singer Senior Vice President, General Counsel and Secretary	2007 2006	255,000 222,027		18,356 —	180,065 67,541		— 4,946	281,644 208,000	18,529 31,215	753,594 533,729

(1)
The formula-driven portion of the cash annual incentive awards granted in 2008 and 2007 as compensation for services performed during 2007 and 2006, respectively, is included in the column of this table entitled "Non-Equity Incentive Plan Compensation." The amounts included in this column represent additional discretionary cash amounts awarded in 2008 and 2007 above the formula-driven awards as compensation for services performed during 2007 and 2006, respectively.

(2)
Represents expense recognized under SFAS 123(R) relating to awards of restricted shares, as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions. See Notes 2 and 12 to the Company's consolidated financial statements included in the Company's Annual Report to shareholders for the year ended December 31, 2007 for additional information regarding restricted shares.

(3)
Represents expense recognized under SFAS 123(R) relating to awards of options, as adjusted to exclude the effect of reductions for estimated forfeitures related to service-based vesting conditions. See Notes 2 and 12 to the Company's consolidated financial statements included in the Company's Annual Report to shareholders for the year ended December 31, 2007 for additional information regarding options, including assumptions made in determining values for common share options.

(4)
Represents the formula-driven portion of the cash annual incentive awards granted in 2008 and 2007 as compensation for services performed during 2007 and 2006, respectively.

(5)
Refer to the table below entitled "All Other Compensation" for amounts, which include perquisites, auto allowances, personal financial and tax preparation fees paid by the Company on behalf of the officers, dividends on unvested restricted common shares in 2006 and Company match on employee contributions to the Company's 401(k) and nonqualified deferred compensation plans.

(6)
Mr. Waesche served as our Chief Financial Officer until August 14, 2006, when he was promoted to Chief Operating Officer.

(7)
Mr. Riffee joined the Company on August 14, 2006.

All Other Compensation

Name	Year	Financial Advice and Tax Preparation Benefits	Auto Allowance	Johns Hopkins Wellness Program Participation	Dividends on Unvested Restricted Shares(1)		Tax Gross-Ups Upon Restricted Share Vesting(2)		Matching of Contributions to 401(k) and Deferred Compensation Plans	Total

Randall M. Griffin	2007 2006	$5,862 4,300	$15,000 15,000	$2,673 —	$	— 192,295	$	— 668,085	$6,750 6,600	$30,285 886,280

Roger A. Waesche, Jr.	2007 2006	— —	12,000 12,000	— 2,260		— 62,052		—	4,808 6,600	16,808 82,912

Stephen E. Riffee	2007 2006	1,075 —	13,200 4,615	2,212 —		— 18,600		—	6,750 —	23,237 23,215

Dwight S. Taylor	2007 2006	— 4,741	13,200 10,546	2,388 —		— 26,699		—	6,750 6,600	22,338 48,586

Karen M. Singer	2007 2006	1,579 956	10,200 9,231	— 2,259		— 12,169		—	6,750 6,600	18,529 31,215

(1)
For 2006, includes dividends on unvested restricted shares. For 2007, the value of the stock awards, as set forth in the table entitled "Summary Compensation" under the heading entitled "Stock Awards" reflects the value of the right to receive dividends on unvested restricted shares. While the same was true for 2006, we have reconsidered the applicable disclosure rule and determined for purposes of 2007 reporting that the actual receipt of dividends on restricted shares should not be included in "All Other Compensation."

(2)
This represents the reimbursement of income taxes resulting from the vesting of restricted shares associated with restricted share awards that originated in 1999 and 2000. We have not since issued restricted share awards that provide for such a reimbursement of income taxes and do not expect to do so in the future.

Employment Agreements

        We have employment agreements with our Named Executive Officers that establish various parameters of their compensation, particularly their base salaries and certain benefit entitlements. A description of material terms of these agreements follows:

  •
  Randall M. Griffin is party to an agreement that commenced on April 1, 2005 and expires on June 30, 2010;

  •
  Roger A. Waesche, Jr. is party to an agreement that commenced on July 1, 2002 and expires on June 30, 2013;

  •
  Stephen E. Riffee is party to an agreement that commenced on August 14, 2006 and expires on August 13, 2012;

  •
  Dwight S. Taylor is party to an agreement that commenced on July 1, 2002 and expires on March 31, 2009; and

  •
  Karen M. Singer is party to an agreement that commenced on September 15, 2005 and expires on September 14, 2010.

        Each of these agreements has a continuous and self-renewing one-year term after the basic term unless otherwise indicated by either the Company or the executive prior to a specified point in time during the then current term. These agreements may be terminated by either the Company or the executive at any time on one day's prior notice. Under the employment agreements, the executive officers are required to devote their full business time to our affairs and are prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter. The agreements provide that incentive compensation shall be set by the Board of Trustees upon the Compensation Committee's recommendation. The Compensation Committee may take action in future years to increase the executive officers' base salaries. Current base salary and allowance for automobile, personal financial planning and income tax preparation provided for under the agreements of the Named Executive Officers are set forth below:

Name of Executive	Current Base Salary	Allowance for Automobile, Personal Financial Planning and Income Tax Preparation
Randall M. Griffin	$600,000	$21,000
Roger A. Waesche, Jr.	450,000	17,000
Stephen E. Riffee	370,000	18,200
Dwight S. Taylor	340,000	17,200
Karen M. Singer	280,000	12,200

        These employment agreements provide for severance packages in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change of control of Corporate Office Properties Trust, as defined in the agreements. The employment agreements also provide for full vesting of common share options and restricted shares upon death or disability. These provisions are discussed further in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

2007 Grants of Plan-Based Awards

        The following table sets forth information about equity and non-equity awards granted to the Named Executive Officers for 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards ($)(3)(4)
Randall M. Griffin	3/1/2007 3/1/2007	$484,500	$855,000	$1,140,000	30,188	$1,526,607
Roger A. Waesche, Jr.	3/1/2007 3/1/2007	318,750	425,000	637,500	13,708	693,214
Stephen E. Riffee	3/1/2007 3/1/2007	221,000	289,000	408,000	3,689	186,553
Dwight S. Taylor	3/1/2007 3/1/2007	202,150	311,000	373,200	9,122	461,300
Karen M. Singer	3/1/2007 3/1/2007	165,750	216,750	306,000	7,515	380,034

(1)
March 1, 2007 is the date on which the Board of Trustees established the range of potential cash annual incentive awards for 2007 performance by Named Executive Officers, and the date on which it made 2007 grants of restricted shares under the long-term incentive program for the such executives; such restricted share grants related to 2006 performance, and were determined in connection with the range of potential long-term incentive payouts established in March 2006 for 2006 performance. At the March 1, 2007 meeting, the Board of Trustees also established the range of potential long-term incentive payouts for 2007 performance. Grants of restricted shares were made on February 28, 2008 with respect to 2007 performance. See the section entitled "Compensation Discuss and Analysis" for a discussion and presentation of these grants.

(2)
As described in the section entitled "Compensation Discussion and Analysis," the Board of Trustees approved cash annual incentive awards for the executive officers, as a percentage of base salary, for three levels of performance. These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board of Trustees for 2007, as converted from the percentages of base salary, using the executive's base salary used to compute the 2007 annual incentive award. The table below sets forth the actual annual incentive award payouts approved by the Board of Trustees on February 28, 2008.

Name of Executive	Award as % of Base Salary	Award Amount	Actual Amount Received(a)
Randall M. Griffin	187.5%	$1,068,750	$1,000,000
Roger A. Waesche, Jr.	130.8%	555,980	532,000
Stephen E. Riffee	109.4%	372,004	355,000
Dwight S. Taylor	83.3%	259,129	330,000
Karen M. Singer	110.4%	281,644	300,000

    (a)
    For Mr. Griffin, Mr. Waesche and Mr. Riffee, the difference between the award amount determined by the necessary actual performance against the performance objectives and the actual amount awarded represents voluntary reductions by such executives in order to leave additional capacity for awards to others in the Company. For Mr. Taylor and Ms. Singer, the difference between the award amount determined by the necessary actual performance against the performance objectives and the actual amount awarded represents discretionary awards granted to these executives over the computation provided for under the Plan.

(3)
This column reflects the restricted share awards made on March 1, 2007 under the long-term incentive plan related to 2006 performance. These shares vest over a three-year period in equal increments on the anniversary of the grant date.

(4)
The grant date fair value was calculated using the closing common share price on the NYSE on March 1, 2007 of $50.57.

Outstanding Equity Awards at December 31, 2007

        The table below provides information about unexercised common share options and unvested restricted shares at December 31, 2007 for the Named Executive Officers.

		Option Awards				Restricted Share Awards
		Number of Securities Underlying Unexercised Options
						Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested ($)(2)
Name				Option Exercise Price($)	Option Expiration Date
	Grant Date	Exercisable	Unexercisable
Randall M. Griffin	9/28/1998	25,300	—	$9.25	9/28/2008	—	$—
	3/11/1999	20,000	—	9.25	3/11/2009	—	—
	12/16/1999	210,000	—	7.38	12/16/2009	—	—
	1/1/2000	6,932	—	7.63	1/1/2010	—	—
	9/12/2000	25,000	—	9.75	9/12/2010	—	—
	3/8/2001	50,000	—	9.90	3/8/2011	—	—
	3/7/2002	168,068	—	12.45	3/7/2012	—	—
	5/15/2003	—	—	—	N/A	3,600	113,400
	2/26/2004	—	—	—	N/A	13,702	431,613
	2/25/2005	—	—	—	N/A	27,235	857,903
	3/9/2006	—	—	—	N/A	40,236	1,267,434
	3/1/2007	—	—	—	N/A	30,188	950,922

Roger A. Waesche, Jr.	9/12/2000	40,000	—	9.75	9/12/2010	—	—
	3/7/2002	50,000	—	12.45	3/7/2012	—	—
	5/15/2003	—	—	—	N/A	1,440	45,360
	2/26/2004	—	—	—	N/A	7,771	244,787
	2/25/2005	—	—	—	N/A	16,049	505,544
	3/9/2006	—	—	—	N/A	15,091	475,367
	3/1/2007	—	—	—	N/A	13,708	431,802

Stephen E. Riffee	8/14/2006	—	—	—	N/A	25,200	793,800
	3/1/2007	—	—	—	N/A	3,689	116,204

Dwight S. Taylor	5/15/2003	—	—	—	N/A	1,296	40,824
	2/26/2004	—	—	—	N/A	3,357	105,746
	2/25/2005	—	—	—	N/A	6,002	189,063
	3/9/2006	—	—	—	N/A	6,241	196,592
	3/1/2007	—	—	—	N/A	9,122	287,343

Karen M. Singer	1/1/2002	4,000	—	11.87	1/1/2012	—	—
	1/1/2004	7,500	—	20.34	1/1/2014	—	—
	1/31/2003	—	—	—	N/A	1,156	36,414
	1/31/2004	—	—	—	N/A	1,013	31,910
	2/25/2005	—	—	—	N/A	1,998	62,937
	3/9/2006	—	—	—	N/A	3,444	108,486
	3/1/2007	—	—	—	N/A	7,515	236,723

(1)
The forfeiture restrictions on restricted share awards that were unvested at December 31, 2007 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule
1/31/2003	All remaining shares vested on 1/31/2008.
5/15/2003	All remaining shares vest on 5/15/2008.
1/31/2004	48% vested on 1/31/2008 and 52% vest on 1/31/2009.
2/26/2004	48% vested on 2/26/2008 and 52% vest on 2/26/2009.
2/25/2005	30% vested on 2/25/2008; 33% vest on 2/25/2009; and 37% vest on 2/25/2010.
3/9/2006	21% vested on 3/9/2008; 24% vest on 3/9/2009; 26% vest on 3/9/2010; and 29% vest on 3/9/2011.
8/14/2006	21% vest on 8/14/2008; 24% vest on 8/14/2009; 26% vest on 8/14/2010; and 29% vest on 8/14/2011.
3/1/2007	33.3% vested on 3/1/08; 33.3% vest on 3/31/2009; and 33.4% vest on 3/1/2010.

    (2)
    Value is calculated by multiplying the number of shares subject to vesting by $31.50, the closing price of our common shares on the NYSE on December 31, 2007.

Option Exercises and Stock Vested in 2007

        The table below provides information about the value realized on options exercised and restricted shares vesting during 2007 for the Named Executive Officers.

	Option Awards		Restricted Share Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Randall M. Griffin	94,700	$4,242,238	24,349	$1,224,806
Roger A. Waesche, Jr.	45,000	1,901,565	11,951	606,325
Stephen E. Riffee	—	—	4,800	191,232
Dwight S. Taylor	102,500	3,809,034	5,474	272,987
Karen M. Singer	10,000	328,989	2,702	140,898

(1)
Value realized on share options exercised is calculated by multiplying the difference between the option exercise price and the common share price upon exercise of options by the number of common shares underlying the options.

(2)
Value realized on vesting of restricted shares is calculated by multiplying the average of the high and low common share prices, as reported by the NYSE on the vesting date, by the number of shares vesting.

Nonqualified Deferred Compensation

        The following table shows the contributions, earnings and account balances for the Named Executive Officers in the Company's nonqualified deferred compensation plan:

Named Executive	Executive Contributions in 2007(1)	Company Contributions in 2007(2)	Aggregate (Losses) Earnings in 2007(3)	Aggregate Distributions in 2007	Aggregate Balance at 12/31/07(4)
Randall M. Griffin	$166,694	$—	$(129,834)	$—	$1,445,891
Roger A. Waesche, Jr.	(800)	—	39,276	—	555,615
Stephen E. Riffee	14,929	—	231	—	15,160
Dwight S. Taylor	23,909	—	10,530	—	346,730
Karen M. Singer	64,947	—	3,300	(73,826)	120,405

(1)
The amounts in this column include amounts reflected in the Summary Compensation Table in the salary column, as well as non-equity incentive plan compensation paid in 2007 for 2006.
(2)
The amounts in this column are also included in the Summary Compensation Table in the all other compensation column as a portion of the 401(k) and deferred compensation plan match.
(3)
The amounts in this column reflect aggregate losses or earnings on participant-directed investments. The nonqualified deferred compensation plan does not pay above-market interest rates.
(4)
The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company's proxy statements in this year or in prior years:

	Amounts Reported as Compensation
Named Executive
	Current Year	Prior Years	Total
Randall M. Griffin	$166,694	$1,016,545	$1,183,239
Roger A. Waesche, Jr.	—	302,487	302,487
Stephen E. Riffee	14,929	—	14,929
Dwight S. Taylor	23,923	165,498	189,421
Karen M. Singer	61,422	108,876	170,298

Potential Payments on Termination, Change in Control, Death or Disability

        The employment agreement of Mr. Griffin provides for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or Mr. Griffin's employer:

  •
  in the event of termination by us without cause or by Mr. Griffin based upon constructive termination, payment equal to his base annual salary multiplied by three plus the average of his three most recent annual incentive awards multiplied by three;

  •
  in the event of a change in control of the Company or Mr. Griffin's employer, payment equal to his base annual salary multiplied by the number of years then remaining in the employment agreement term (but not less than three years) plus the average of his three most recent annual incentive awards multiplied by the number of years then remaining in the employment agreement term (but not less than three years);

  •
  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreements of Mr. Waesche and Mr. Taylor provide for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or the executive's employer:

  •
  payment equal to his base annual salary multiplied by three;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by three;

  •
  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreement of Mr. Riffee provides for the following severance package in the event of (1) termination by us without cause or by Mr. Riffee based upon constructive termination or (2) a change in control of the Company or Mr. Riffee's employer:

  •
  payment equal to his base annual salary multiplied by three;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by three;

  •
  perquisites and benefits for 12 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreement of Ms. Singer provides for the following severance package in the event of (1) termination by us without cause or by Ms. Singer based upon constructive termination or (2) a change in control of the Company or Ms. Singer's employer:

  •
  payment equal to her base annual salary;

  •
  payment equal to the average of her three most recent annual incentive awards;

  •
  perquisites and benefits for 12 months following termination unless such benefits are available to her through other employment after termination; and

  •
  full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination.

        Under the employment agreements, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the executive's employment agreement or any renewal term; (2) termination upon disability; or (3) a "for-cause" termination. A "for- cause" termination is the termination of employment by us on the basis or as a result of (1) a violation by the executive of any applicable law or regulation respecting the Company's business; (2) the executive's conviction of a felony or any crime involving moral turpitude; (3) any act of dishonesty or fraud, or the executive's commission of an act which in the opinion of the Board of Trustees disqualifies the executive from serving as an executive or Trustee; (4) the willful or negligent failure of the executive to perform his or her duties under the employment agreement, which failure continues for a period of 30 days after written notice thereof is given to the executive; or (5) a violation of any provision of the Company's Code of Business Conduct and Ethics by the executive.

        Under the employment agreements, constructive termination is termination initiated by the executive upon such executive being "constructively discharged" by us, which means the occurrence of any of the following events (not in connection with a "for-cause" termination): (1) the executive is not re-elected to, or is removed from, his or her position, other than as a result of the executive's election or appointment to positions of equal or superior scope and responsibility; (2) the executive shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (3) the Company notifies the executive that the employment of the executive will be terminated or materially modified in the future or that the executive will be constructively discharged in the future; (4) the Company changes the primary employment location of the executive to a place that is more than 50 miles from the primary employment location as of the date of the employment agreement; or (5) the Company otherwise commits a material breach of its obligations under the employment agreement.

        Under the employment agreements, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the executive's employer; or (2) approval by the shareholders of the Company or the executive's employer of: (a) a merger or consolidation of the Company or the executive's employer, if the shareholders of the Company or the employer of the executive immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the executive's employer outstanding immediately before such merger or consolidation; or (b) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Company or the employer of the executive.

        In the event of death or disability, the employment agreements provide for the full vesting of all options and restricted shares granted to executive officers under any stock plan or similar program.

        The table below reflects the payments that may be made to the Named Executive Officers pursuant to the provisions discussed above, assuming that the termination event described occurred on December 31, 2007.

Name	Cash Severance Payments(1)		Continuation of Medical/Welfare Benefits(2)		Value of Share Option and Restricted Share Vestings(3)		Parachute Excise Tax Gross-Up Payment(4)		Total Termination Benefits
Randall M. Griffin
Premature or Constructive Termination Change in Control Death or Disability	$ $ $	3,896,404 3,896,404 —	$ $ $	64,412 64,412 —	$ $ $	3,621,272 3,621,272 3,621,272	$ $ $	— — —	$ $ $	7,582,088 7,582,088 3,621,272
Roger A. Waesche, Jr. Premature or Constructive Termination Change in Control Death or Disability	$ $ $	2,206,000 2,206,000 —	$ $ $	62,142 62,142 —	$ $ $	1,702,859 1,702,859 1,702,859	$ $ $	— — —	$ $ $	3,971,001 3,971,001 1,702,859
Stephen E. Riffee Premature or Constructive Termination Change in Control Death or Disability	$ $ $	1,185,000 1,185,000 —	$ $ $	32,120 32,120 —	$ $ $	910,004 910,004 910,004	$ $ $	— 579,495 —	$ $ $	2,127,124 2,706,619 910,004
Dwight S. Taylor Premature or Constructive Termination Change in Control Death or Disability	$ $ $	1,504,000 1,504,000 —	$ $ $	37,754 37,754 —	$ $ $	819,567 819,567 819,567	$ $ $	— — —	$ $ $	2,361,321 2,361,321 819,567
Karen M. Singer Premature or Constructive Termination Change in Control Death or Disability	$ $ $	383,667 383,667 —	$ $ $	14,004 14,004 —	$ $ $	476,469 476,469 476,469	$ $ $	— — —	$ $ $	874,140 874,140 476,469

(1)
Cash payments due to the Named Executive Officers upon premature or constructive termination would be paid by the Company monthly over a 12-month period unless otherwise required by or mutually-agreed upon due to tax considerations. Cash payments due to the Named Executive Officers upon a change in control would be paid by the Company in a lump sum.

(2)
These benefits were computed based on the monthly medical and welfare benefits, auto allowances, and financial planning allowances for the Named Executive Officers as of December 31, 2007 multiplied by the number of months over which such benefits are to continue beyond such executives' employment termination.

(3)
Value on vesting of share options is calculated by multiplying the difference between share option exercise prices and $31.50, the closing price of our common shares on the NYSE on December 31, 2007 by the number of common shares underlying unvested share options as of December 31, 2007. Value on restricted share vestings is calculated by multiplying the number of shares subject to vesting as of December 31, 2007 by $31.50.

(4)
The gross-up payments do not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The amounts in the table are based on an excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 7.0%. While the employment agreements of Mr. Griffin, Mr. Waesche and Mr. Taylor provide for reimbursement of parachute excise taxes and related tax gross-ups, we determined that no excise taxes were due for such executives in the periods used in the computation.

Proposal 3—Adoption of the 2008 Omnibus Equity and Incentive Plan

        On March     , 2008, our Board of Trustees adopted the 2008 Omnibus Equity and Incentive Plan (the "2008 Plan"), subject to the approval of our shareholders. The 2008 Plan will become effective if and when approved by our shareholders and will replace our 1998 Long Term Incentive Plan (the "1998 Plan"). The 1998 Plan expired on March 12, 2008.

        For years, we have successfully used equity awards granted under the 1998 Plan to attract, retain and motivate employees. We believe that having a plan in place that permits us to grant equity awards to existing and prospective employees remains critical to our ability to attract, retain and motivate employees in a highly competitive marketplace. Because the 1998 Plan expired on March 12, 2008, unless the 2008 Plan is approved by our shareholders, we will not be able to grant equity awards to existing or prospective employees. Our inability to grant equity awards could have a significant adverse affect on our ability to attract, retain and motivate the well qualified employees that are critical to our success. Accordingly, we are seeking shareholder approval of the 2008 Plan.

The Board of Trustees unanimously recommends a vote "FOR" the 2008 Plan.

Summary of the 2008 Plan

        The following description of certain material features of the 2008 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2008 Plan that is attached hereto as Annex B.

        Shares Available.    The maximum number of shares to be issued under the 2008 Plan is [                    ] common shares; provided that different types of awards will count differently against the total number of shares available. Any award that delivers the full value of the underlying shares such as deferred share awards, restricted share awards, unrestricted share awards or performance share awards (a "Full Value Award") will be counted against the overall share limitation as 3.1 shares. The grant of any option or share appreciation right that has a term of five years or less from the date of grant will be counted against the overall share limitation as 0.8 shares. All other awards will be counted against the overall share limitation as 1.0 shares. Based solely on the closing price of our common shares as reported on the NYSE on March     , 2008, the maximum aggregate market value of the [                    ] shares that could potentially be issued under the 2008 Plan is [$                    ].

        The shares underlying any awards that are forfeited, canceled, expired, reacquired by us prior to vesting, satisfied without the issuance of common shares or otherwise terminated (other than by exercise) under the 2008 Plan are added back to the shares available for issuance under the 2008 Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are not available for future issuance under the 2008 Plan. In addition, upon exercise of share appreciation rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the 2008 Plan.

        Types of Awards.    The types of awards permitted under the 2008 Plan will include share options, share appreciation rights, deferred share awards, restricted share awards, unrestricted share awards, cash-based awards, performance shares, dividend equivalent rights and other equity-based awards.

        Eligibility.    All officers, employees, non-employee Trustees and other key persons (including consultants and prospective employees) of the Company and its subsidiaries will be eligible to receive awards under the 2008 Plan. Persons eligible to participate in the 2008 Plan will be those officers, employees, non-employee Trustees and other key persons (including consultants and prospective employees) of the Company and its subsidiaries as selected from time to time by the Administrator. Approximately 360 individuals are currently eligible to participate in the 2008 Plan.

        Plan Administration.    The 2008 Plan will be administered by either the Compensation Committee of the Board of Trustees, the Board of Trustees or by such other committee of the Board of Trustees performing the functions of the Compensation Committee (in either case, the "Administrator"). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2008 Plan. The Administrator may delegate the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act to our Chief Executive Officer.

        Change of Control.    In the event of a change in control or sale of the Company, the time-based vesting provisions of all awards granted under the 2008 Plan will fully accelerate, except as the Administrator may otherwise specify with respect to particular awards, and performance-based vesting may accelerate.

        Term.    No awards may be granted under the 2008 Plan 10 years after the date of shareholder approval.

        Amendment.    The 2008 Plan may not be amended without common shareholder approval to the extent required by the NYSE or to preserve the qualified status of incentive options or ensure that compensation earned under the 2008 Plan qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). Generally, under current NYSE rules, all material amendments to the 2008 Plan, including those that materially increase the number of shares available, expand the types of awards available or the persons eligible to receive awards, extend the term of the 2008 Plan, change the method of determining the strike price of options or delete or limit any provision prohibiting the repricing of options, must be approved by our common shareholders. Otherwise, our Board of Trustees may at any time amend or discontinue the 2008 Plan.

        Repricing.    The Administrator may not reprice or reduce the exercise price of any outstanding options or share appreciation rights, other than as a result of a proportionate adjustment made in connection with a reorganization, recapitalization, reclassification, share dividend, share split, reverse share split, extraordinary dividend or other similar event.

        Limitations on Individual Grants of Options or Share Appreciation Rights.    The maximum award of options or share appreciation rights granted to any one individual will not exceed [                    ] shares (subject to adjustment for share splits and similar events) for any calendar year period.

        Performance-Based Compensation.    To ensure that certain awards granted under the 2008 Plan to a "Covered Employee" (as defined in the Code) qualify as "performance-based compensation" under Section 162(m) of the Code, the 2008 Plan provides that the Administrator may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) earnings before interest, taxes, depreciation and/or amortization, (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (3) changes in the market price of our common shares, (4) economic value-added, (5) funds from operations or similar measure, (6) sales or revenue, (7) acquisitions or strategic transactions, (8) operating income (loss), (9) cash flow (including, but not limited to, operating cash flow and free cash flow), (10) return on capital, assets, equity, or investment, (11) shareholder returns, (12) return on sales, (13) gross or net profit levels, (14) productivity, (15) expense, (16) margins, (17) operating efficiency, (18) customer satisfaction, (19) working capital, (20) earnings (loss) per share, (21) rent growth, (22) objectively determinable expense management, (23) capital deployment, (24) development milestones, (25) sales or market shares and (26) number of customers, any of which may be measured either in absolute terms, or on a per share basis, as compared to any incremental increase or as compared to results of a peer group. The Administrator will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for share splits and similar events, the maximum award granted to any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 700,000 shares of common shares for any performance cycle. If a performance-based award is payable in cash to any executive, it cannot exceed $10,000,000 for any performance cycle.

        Share Options.    The 2008 Plan permits the granting of (1) options intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2008 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee Trustees and key persons. The exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our common shares on the date of grant.

        The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. Options may be exercised in whole or in part with written notice to the Company.

        Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator, or by delivery (or attestation to the ownership) of shares that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

        To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

        Share Appreciation Rights.    The Administrator may award share appreciation rights to participants subject to such conditions and restrictions as the Administrator may determine, provided that the exercise price may not be less than 100% of the fair market value of our common shares on the date of grant. Share appreciation rights are settled in common shares. In addition, no share appreciation rights shall be exercisable more than 10 years after the date the Share Appreciation Right is granted.

        Deferred Shares.    Deferred share awards are ultimately payable in the form of common shares and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the event these awards granted to employees have a performance-based restriction, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In addition, at the Administrator's discretion, these minimum vesting requirements may be reduced with respect to any employee who has provided notice to the Company of his or her intent to retire from the Company within the restriction or vesting period. The minimum vesting requirements set forth above will not apply to deferred share awards granted to non-employee Trustees. In the Administrator's sole discretion, and subject to the participant's compliance with the procedures established by the Administrator and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred share award.

        Restricted Shares.    The Administrator may award shares to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restriction period. However, in the event these awards granted to employees have a performance-based restriction, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In addition, at the Administrator's discretion, these minimum vesting requirements may be reduced with respect to any employee who has provided notice to the Company of his or her intent to retire from the Company within the restriction or vesting period. The minimum vesting requirements set forth above will not apply to restricted shares granted to non-employee Trustees.

        Unrestricted Shares.    The 2008 Plan gives the Administrator discretion to grant share awards free of any restrictions. Unrestricted shares may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

        Cash-based Awards.    Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a cash-based award may be made in cash or in common shares, as the Administrator determines.

        Performance Share Awards.    The Administrator may grant performance share awards to any participant which entitle the recipient to receive common shares upon the achievement of certain performance goals and such other conditions as the Administrator shall determine. Such conditions may include: the performance goals; the periods during which performance is to be measured, which may not be less than one year in the case of performance share awards granted to employees, provided that, in the Administrator's discretion, such minimum vesting requirement may be reduced with respect to any employee who has provided notice to the Company of his or her intent to retire from the Company within such one-year period; and such other limitations and conditions as the Administrator shall determine. The minimum vesting requirement set forth in the foregoing sentence will not apply to performance share awards granted to non-employee Trustees.

        Dividend Equivalent Rights.    Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of common shares. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the Administrator shall determine. Dividend equivalent rights shall not be granted to any grantee as a component of an option or a share appreciation right.

        Other Equity-Based Awards.    The Administrator may grant units or any other membership or ownership interests (which may be expressed as units or otherwise) in a subsidiary (or other affiliate of the Company), with any shares being issued in connection with the conversion of (or other distribution on account of) an interest granted under the provisions of the 2008 Plan.

        Tax Withholding.    Participants in the 2008 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares to be issued pursuant to an option exercise or other award.

Tax Aspects Under the Code

        The following is a summary of the principal federal income tax consequences of certain transactions under the 2008 Plan. It does not describe all federal tax consequences under the 2008 Plan, nor does it describe state or local tax consequences.

        Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

        An incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

        If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally: (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof; and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares.

        Non-Qualified Options.    No taxable income is generally realized by the optionee upon the grant of a non-qualified option. Generally: (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount; and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

        Parachute Payments.    The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments," as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

        Limitation on the Company's Deductions.    As a result of Section 162(m) of the Code, our deduction for certain awards under the 2008 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2008 Plan is structured to allow certain grants to qualify as performance-based compensation.

New Plan Benefits

        No grants have been issued with respect to the shares to be reserved for issuance under the 2008 Plan. The number of shares that may be granted to any participant in the 2008 Plan is not determinable at this time, as such grants are subject to the discretion of the Administrator. Accordingly, in lieu of providing benefits that will be received by the following individuals under the 2008 Plan, the following table provides information concerning equity awards granted to the following individuals during fiscal year ended December 31, 2007:

Name of Executive or Group	Common Shares Underlying Share Options	Other Awards Under the Plan
Randall M. Griffin	—	30,188
Roger A. Waesche, Jr.	—	13,708
Stephen E. Riffee	—	3,689
Dwight S. Taylor	—	9,122
Karen M. Singer	—	7,515
All current executive officers as a group	—	64,222
All current Trustees who are not executive officers, as a group	40,000	—
All current employees who are not executive officers, as a group	257,691	77,137

Vote Required

        Because this proposal is required to be approved by shareholders under the rules of the New York Stock Exchange, two separate thresholds must be met for this proposal to be approved: (1) votes for the proposal must be at least a majority of all of the votes cast on the proposal (including votes for and against and abstentions) and (2) the total number of votes cast on the proposal (regardless of whether they are for or against or abstentions) must represent more than 50% of all of the shares entitled to vote on the proposal. For these purposes, abstentions will be treated as votes cast and broker non-votes will not be treated as votes cast.

        Our Board of Trustees unanimously recommends a vote FOR the approval of the 2008 Omnibus Equity and Incentive Plan. Proxies solicited by the Board of Trustees will be voted for the proposal unless instructions to the contrary are given.

Equity Compensation Plan Information

        The table below provides information as of December 31, 2007 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	2,141,344	$25.29	975,504	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	2,141,344	$25.29	975,504

(1)
Includes 975,504 awards available to be issued under the 1998 Long Term Incentive Plan; total awards issuable under this plan are computed based on 13% of the total of (i) our common shares outstanding plus (ii) the number of common shares which would be outstanding upon redemption of all units in our operating partnership or other securities which are convertible into common shares (subject to adjustment to prevent antidilution or enlargement of the rights of plan participants). Currently, there are no shares available to be issued under the 1998 Plan as it expired on March 12, 2008.

        As of March 12, 2008, the number of securities to be issued upon the exercise of outstanding options is equal to 2,125,216, the weighted average exercise price of outstanding options is equal to $25.23, the weighted average term is 5.6 years and there are no securities remaining for issuance. In addition, a total of 554,205 restricted shares were outstanding as of March 12, 2008.

        During 2005, 2006 and 2007, we granted 521,588, 503,800 and 297,691 options and 130,975, 163,420 and 141,359 restricted shares, respectively. Our weighted average common shares outstanding for 2005, 2006 and 2007 totaled 37,370,585, 41,462,982 and 46,527,216, respectively.

Report of the Audit Committee

        The Audit Committee of Corporate Office Properties Trust's Board of Trustees is comprised of the three Trustees named below. Each of the Trustees meets the independence and experience requirements of the New York Stock Exchange and satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board of Trustees has determined that Kenneth D. Wethe is an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee adopted and, in September 2006, the Board of Trustees approved, a charter outlining the Audit Committee's practices. A copy of the charter is available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Audit Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Audit Committee's charter, such modifications will be reflected on the Company's Internet website.

        Management is responsible for the Company's financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's consolidated financial statements with generally accepted accounting principles, the presentation of the fairness of the Company's financial statement schedule and the effectiveness of the Company's internal control over financial reporting. The Company's internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and being a resource to assist in improving the Company's operations. The role of the Audit Committee is to oversee these activities.

        Management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company's internal control over financial reporting, and represented to the Audit Committee that the Company's internal control over financial reporting was effective as of December 31, 2007 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee also reviewed Management's Report on Internal Control over Financial Reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm's Report of Independent Registered Public Accounting Firm (included in the Company's Annual Report on Form 10-K). The Report of Independent Registered Public Accounting Firm related to the audit of: (i) the consolidated financial statements and financial statement schedule included in Form 10-K; and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2008.

        The Audit Committee met with the Company's accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company's annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company's submission of such filings to the Securities and Exchange Commission. In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of management.

        Management represented to the Audit Committee that the Company's consolidated financial statements for the year ended December 31, 2007 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, which addresses communication between audit committees and independent registered public accounting firms. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, which addresses independence discussions between auditors and audit committees. The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm's provision of audit and non-audit services provided to the Company during 2007 was compatible with maintaining the registered public accounting firm's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company's audited consolidated financial statements for the year ended December 31, 2007 be included in the Company's 2007 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. This report is provided by the following independent Trustees, who constitute the Audit Committee.

                      AUDIT COMMITTEE

                      Kenneth D. Wethe, Chairman
                      Robert L. Denton
                      Steven D. Kesler

        The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

        PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm for the years ended December 31, 2007 and 2006. PwC also provided the Company with other auditing and advisory services. We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm. As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC's independence and objectivity. In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC's proposed cost for providing such services.

        The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC. Specifically, the Company's Management contacts the Audit Committee Chairman regarding the potential need for a service from PwC. PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee. Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chairman. The Audit Committee Chairman then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter. If the

Audit Committee Chairman does not hear timely responses to the contrary, the Audit Committee Chairman is authorized to approve the engagement letter on behalf of the Audit Committee. All fees paid to PwC in 2007 were approved by the Audit Committee in accordance with this policy.

        For the years ended December 31, 2007 and 2006, we incurred the approximate fees and expenses set forth below with PwC:

	2007	2006
Audit fees(1)	$651,373	$879,900
Audit-related fees(2)	134,079	223,980
Tax fees(3)	89,624	106,048
All other fees(4)	—	—

Total	$875,076	$1,209,928

    (1)
    Audit fees include fees billed for services rendered in connection with audits of (i) our consolidated financial statements and financial schedule included in Form 10-K and (ii) the effectiveness of the Company's internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q. These fees totaled $631,256 in 2007 and $616,500 in 2006. Audit fees also include issuances of comfort letters on filings associated with share offerings. Audit fees reported above for the year ended December 31, 2006 changed by $6,500 from what we reported in the proxy statement to the 2007 Annual Meeting due to additional billings made by PwC subsequent to the completion of that proxy statement.

    (2)
    Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above. This category includes fees for the audit of the financial statements of our employee retirement savings plan, audits of financial statements of acquired properties and consulting on financial accounting and reporting.

    (3)
    Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning in 2007 and 2006.

    (4)
    All other fees consist of fees billed for products or services not included in the above categories. No such fees were incurred in 2007 or 2006.

        None of the fees reflected above were approved by the Audit Committee pursuant to the "de-minimis exception" in Rule 2-01 of Regulation S-X.

        We expect that PwC will serve as our independent registered public accounting firm for 2008, though we have asked that our shareholders ratify PwC's service as discussed under Proposal 4 below. We expect that a representative of PwC will be present at the 2008 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Proposal 4—Ratification of the Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Directors has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2008. Although ratification by shareholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit

Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

        Vote Required.    If a quorum is present at the 2008 Annual Meeting, the vote of a majority of the votes cast at a meeting at the Meeting will be required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Abstentions and broker non-votes will have no effect on the proposal.

        The Board of Trustees recommends a vote "FOR" approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders. Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2007, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis with the following exception:

  •
  Jay Shidler, Chairman of the Board of Trustees, failed to file on a timely basis one report on Form 5 relating to a charitable contribution of common shares. Mr. Shidler subsequently filed a Form 5 with respect to this contribution approximately one week after it was due.

Code of Ethics; Review and Approval of Related Party Transactions

        The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers. These codes of ethics documents are available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Company's Internet website address is www.copt.com. We intend to make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers. In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to the Vice President and Treasurer, at ir@copt.com or at our mailing address.

        Our Code of Business Conduct and Ethics mandates that the Audit Committee must review and approve any "related party transaction," as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

        In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Audit Committee or our Senior Vice President, Secretary and General Counsel. If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. We earned fees from unconsolidated joint ventures totaling approximately $458,000 in 2007 for property management, construction and leasing services performed.

Annual Report on Form 10-K

        We will provide without charge to each person solicited by this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission. You must make this request in writing to our Vice President and Treasurer, at ir@copt.com or at our mailing address set forth on the first page of this proxy statement.

Annex A

Text of Amendment to Article V, Section 5.2 of our Amended and Restated Declaration of Trust

        Article V, Section 5.2 of our Amended and Restated Declaration of Trust shall be amended and replaced in its entirety by the following:

        "Section 5.2    NUMBER AND CLASS.    The number of Trustees (hereinafter the "Trustees") is nine (9), which number may be increased or decreased pursuant to the Bylaws of the Trust. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees."

A-1

Annex B

CORPORATE OFFICE PROPERTIES TRUST

2008 OMNIBUS EQUITY AND INCENTIVE PLAN

        SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

        The name of the plan is the Corporate Office Properties Trust 2008 Omnibus Equity and Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Trustees and other key persons (including consultants and prospective employees) of Corporate Office Properties Trust (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

        The following terms shall be defined as set forth below:

        "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Administrator" means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Trustees who are independent.

        "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Options, Non-Qualified Options, Share Appreciation Rights, Deferred Share Awards, Restricted Share Awards, Unrestricted Share Awards, Cash-Based Awards, Performance Share Awards, Dividend Equivalent Rights, Units and other equity-based Awards as contemplated herein.

        "Award Agreement" means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

        "Board" means the Board of Trustees of the Company.

        "Cash-Based Award" means an Award entitling the recipient to receive a cash-denominated payment.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

        "Covered Employee" means an employee who is a "Covered Employee" within the meaning of Section 162(m) of the Code.

        "Deferred Share Award" means an Award of phantom units to a grantee.

        "Dividend Equivalent Right" means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the grantee.

        "Effective Date" means the date on which the Plan is approved by shareholders as set forth in Section 22.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Fair Market Value" of the Shares on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the Shares are listed on the New York Share Exchange ("NYSE") or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

        "Family-Member" of a grantee means a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

        "Full-Value Award" means Deferred Share Awards, Restricted Share Awards, Unrestricted Share Awards, Performance Share Awards and any other Award that delivers the full value of the underlying Shares.

        "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

        "Non-Employee Trustee" means a member of the Board who is not an employee of the Company or any Subsidiary, provided, however, "Non-Employee Trustees" may serve as consultants to the Company or a Subsidiary.

        "Non-Qualified Option" means any Option that is not an Incentive Option.

        "Operating Partnership" means Corporate Office Properties, L.P., a Delaware limited partnership.

        "Option" means any option to purchase Shares granted pursuant to Section 5.

        "Performance-Based Award" means any Restricted Share Award, Deferred Share Award, Performance Share Award, Units or Cash-Based Award granted to a Covered Employee that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

        "Performance Criteria" means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to one or more of the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Shares, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share, rent growth, objectively determinable expense management, capital deployment, development milestones, sales or market shares and number of customers, any of which may be measured either in absolute terms, or on a per share basis as compared to any incremental increase or as compared to results of a peer group.

        "Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance

Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Performance-Based Award.

        "Performance Goals" means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

        "Performance Share Award" means an Award entitling the recipient to acquire Shares upon the attainment of specified Performance Goals.

        "Restricted Share Award" means an Award entitling the recipient to a grant of Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

        "Sale Event" shall mean (i) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company; or (ii) approval by the shareholders of the Company of: (a) a merger or consolidation of the Company, if the shareholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (b) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Company.

        "Sale Price" means the value as determined by the Administrator, consistent with the terms of the applicable Sale Event, of the consideration payable, or otherwise to be received by shareholders, per Share pursuant to a Sale Event.

        "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

        "Shares" means the common shares of beneficial interest, $.01 par value per share of the Company, subject to adjustments pursuant to Section 3.

        "Share Appreciation Right" means an Award entitling the recipient to receive Shares having a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.

        "Subsidiary" means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

        "Ten Percent Owner" means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of shares of beneficial interest in the Company or any parent or subsidiary corporation.

        "Units" means units of partnership interest, including one or more classes of profit interests in the Operating Partnership.

        "Unrestricted Share Award" means an Award of Shares free of any restrictions.

        SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

          (a)    Administration of Plan.    The Plan shall be administered by the Administrator.

          (b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i)    to select the individuals to whom Awards may from time to time be granted;

            (ii)   to determine the time or times of grant, and the extent, if any, of Awards granted to any one or more grantees;

            (iii)  to determine the number of Shares to be covered by any Award;

            (iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

            (v)   to accelerate at any time the exercisability or vesting of all or any portion of any Award;

            (vi)  subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Options may be exercised; and

            (vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

        All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

          (c)    Delegation of Authority to Grant Awards.    Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator's authority and duties with respect to the granting of Awards to individuals (i) who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) who are not Covered Employees. Any such delegation by the Administrator may include limitations as to the amount of Awards that may be granted during the period of the delegation and/or on the terms of any such Awards. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate that were consistent with the terms of the Plan.

          (d)    Award Agreement.    Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award, the provisions applicable in the event employment or service terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

          (e)    Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's declaration of trust or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

          (f)    Foreign Award Recipients.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

        SECTION 3.    SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

          (a)    Shares Issuable.    The maximum number of Shares reserved and available for issuance under the Plan shall be [                                    ] Shares, subject to adjustment as provided in Section 3(c). Subject to the overall limitations described below, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Options or Share Appreciation Rights with respect to no more than [                                    ] Shares may be granted to any one individual grantee during any one calendar year period. Additionally, no more than [                                    ] Shares shall be issued in the form of Incentive Options. For purposes of these limitations, the Shares underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Share Appreciation Rights, the gross number of Shares exercised shall be deducted from the total number of Shares remaining available for issuance under the Plan. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

          (b)    Effect of Awards.    The grant of any Full Value Award shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), to be an Award for 3.1 Shares for each such Share actually subject to such Full Value Award. The grant of any Option or Share Appreciation Right that has a term of five years or less from the date of grant shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), as an Award for 0.8 Shares for each such Share actually subject to such Award. The grant of any Award other than those specifically referred to in the preceding sentences of this Section 3(b) (i.e., any Award that is not either (i) a Full Value Award or (ii) an Option or Share Appreciation Right that has a term of five years or less from the date of grant) shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), as an Award for one Share for each such Share actually subject to the Award.

          (c)    Changes in Shares.    Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change that affects the Shares, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of Shares or other securities of the Company, or additional Shares or new or different Shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, (ii) the number of Options or Share Appreciation Rights that can be granted to any one individual grantee and the maximum number of Shares that may be granted under a Performance-Based Award, (iii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Share Award, and (v) the price for each Share subject to any then outstanding Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Options and Share Appreciation Rights) as to which such Options and Share Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

          (d)    Mergers and Other Transactions.

            (i)    Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award documentation, in the case of and subject to the consummation of a Sale Event, all Options and Share Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event and all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable, with respect to such time-based vesting, conditions or restrictions, as of the effective time of the Sale Event. In addition, all Awards with conditions and restrictions relating to the attainment of performance goals may become fully vested and nonforfeitable, with respect to such performance-based vesting, conditions or restrictions, as of the effective time of the Sale Event.

            (ii)   Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of Shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder).

            (iii)  In the event of a termination pursuant to Section 3(d)(ii), the Company will take one of the following actions with respect to each Option and Share Appreciation Right (with the choice among the following options to be made by the Administrator in its sole discretion): (A) make or provide for a cash payment to the grantee holding such Option or Share Appreciation Right, in exchange for the cancellation thereof, in an amount equal to the difference between (i) the Sale Price multiplied by the number of Shares subject to such Option or Share Appreciation Right (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (ii) the aggregate exercise price for such Shares pursuant to such Option or Share Appreciation Right; or (B) permit the grantee holding such Option or Share Appreciation Right, within a specified period of time prior to the consummation of the Sale Event, as determined by the Administrator, to exercise such Option or Share Appreciation Right as of, and subject to, the consummation of such Sale Event (to the extent such Option or Share Appreciation Right would be exercisable as of the consummation of such Sale Event (after taking into account any acceleration hereunder)).

          (e)    Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for shares and share based awards held by employees, directors or other key persons of another entity in connection with the merger or consolidation of the employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or shares of the employing entity. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the Share limitation set forth in Section 3(a).

        SECTION 4.    ELIGIBILITY

        Grantees under the Plan will be such full or part-time officers or other employees, Non-Employee Trustees and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion (the "Eligible Grantees").

        SECTION 5.    OPTIONS

        Any Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

        Options granted under the Plan may be either Incentive Options or Non-Qualified Options. Incentive Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Option, it shall be deemed a Non-Qualified Option.

          (a)    Options Granted to Employees and Key Persons.    The Administrator in its discretion may grant Options to Eligible Grantees. Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. The Administrator, at the Administrator's discretion, shall have the right to provide the Eligible Grantees with the choice between receiving cash compensation or Options, subject to such terms and conditions as the Administrator may establish.

            (i)    Exercise Price.    The exercise price per Share covered by an Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Option that is granted to a Ten Percent Owner, the option price of such Incentive Option shall not be less than 110 percent of the Fair Market Value on the grant date.

            (ii)   Option Term.    The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date the Option is granted. In the case of an Incentive Option that is granted to a Ten Percent Owner, the term of such Option shall be no more than five years from the date of grant.

            (iii)  Exercisability; Rights of a Shareholder.    Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Option. An optionee shall have the rights of a shareholder only as to Shares acquired upon the exercise of an Option and not as to unexercised Options.

            (iv)  Method of Exercise.    Options may be exercised in whole or in part, by giving written notice of exercise to the Company or its designee, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

              (A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

              (B) Through the delivery (or attestation to the ownership) of Shares that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered Shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered Shares shall have been owned by the optionee for at least six months; or

              (C) By a "net exercise" arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the optionee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued; provided further, however, that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that Shares are used to pay the exercise price pursuant to the "net exercise; or

              (D) By the optionee delivering to the Company or its designee a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

  Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of an Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Option) by the Company of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Option shall be net of the number of attested Shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options may be permitted through the use of such an automated system.

            (v)   Annual Limit on Incentive Options.    To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Option exceeds this limit, it shall constitute a Non-Qualified Option.

        SECTION 6.    SHARE APPRECIATION RIGHTS

          (a)    Exercise Price of Share Appreciation Rights.    The exercise price of a Share Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Shares on the date of grant.

          (b)    Grant and Exercise of Share Appreciation Rights.    Share Appreciation Rights may be granted by the Administrator independently of any Option granted pursuant to Section 5 of the Plan.

          (c)    Terms and Conditions of Share Appreciation Rights.    Share Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator.

          (d)    Share Appreciation Rights Term.    The term of each Share Appreciation Right shall be fixed by the Administrator, but no Share Appreciation Rights shall be exercisable more than ten years after the date the Share Appreciation Right is granted.

        SECTION 7.    RESTRICTED SHARE AWARDS

          (a)    Nature of Restricted Share Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Share Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Share Award is contingent on the grantee executing the Restricted Share Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

          (b)    Rights as a Shareholder.    Upon execution of the Restricted Share Award Agreement, and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares, subject to such conditions contained in the Restricted Share Award Agreement. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

          (c)    Restrictions.    Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 19 below, in writing after the Award Agreement is issued if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Share that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

          (d)    Vesting of Restricted Shares.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Shares granted to employees shall have a performance-based goal, the restriction period with respect to such Shares shall not be less than one year, and in the event any such Restricted Shares granted to employees shall have a time-based restriction, the total restriction period with respect to such Shares shall not be less than three years; provided, however, that Restricted Shares with a time-based restriction may become vested incrementally over such three-year period, and, provided further, that, in the Administrator's discretion, these minimum vesting requirements may be reduced with respect to any employee who has provided notice to the Company of his or her intent to retire from the Company within the one or three year period. The minimum vesting requirements set forth in the foregoing sentence will not apply to Restricted Shares granted to Non-Employee Trustees. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 18 below, in writing after the Award Agreement is issued, a grantee's rights in any Restricted Shares that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such Shares shall be subject to the provisions of Section 7(c) above.

        SECTION 8.    DEFERRED SHARE AWARDS

          (a)    Nature of Deferred Share Awards.    The Administrator shall determine the restrictions and conditions applicable to each Deferred Share Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Share Award is contingent on the grantee executing the Deferred Share Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Share Award granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Deferred Share Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Deferred Share Award with a time-based restriction may become vested incrementally over such three-year period, and, provided further, that, in the Administrator's discretion, these minimum vesting requirements may be reduced with respect to any employee who has provided notice to the Company of his or her intent to retire from the Company within the one or three year period. The minimum vesting requirements set forth in the foregoing sentence will not apply to Deferred Share Awards granted to Non-Employee Trustees. At the end of the deferral period, the Deferred Share Award, to the extent vested, shall be settled in the form of Shares. To the extent that a Deferred Share Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

          (b)    Election to Receive Deferred Share Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Share Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a Deferred Share Award for a fixed number of phantom units based on the Fair Market Value of Shares on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

          (c)    Rights as a Shareholder.    A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of a Deferred Share Award; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom units underlying his Deferred Share Award, subject to such terms and conditions as the Administrator may determine.

          (d)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 19 below, in writing after the Award Agreement is issued, a grantee's right in all Deferred Share Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

        SECTION 9.    UNRESTRICTED SHARE AWARDS

        The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award under the Plan. Unrestricted Share Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

        SECTION 10.    CASH-BASED AWARDS

        The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares as the Administrator determines.

        SECTION 11.    PERFORMANCE SHARE AWARDS

          (a)    Nature of Performance Share Awards.    The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year in the case of Performance Share Awards granted to employees, provided that, in the Administrator's discretion, such minimum vesting requirement may be reduced with respect to any employee who has provided notice to the Company of his or her intent to retire from the Company within such one-year period, and such other limitations and conditions as the Administrator shall determine. The minimum vesting requirement set forth in the foregoing sentence will not apply to Performance Share Awards granted to Non-Employee Trustees.

          (b)    Rights as a Shareholder.    A grantee receiving a Performance Share Award shall have the rights of a shareholder only as to Shares actually received by the grantee under the Plan and not with respect to Shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive Shares under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

          (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 19 below, in writing after the Award agreement is issued, a grantee's rights in all Performance Share Awards shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

        SECTION 12.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

          (a)    Performance-Based Awards.    Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Share Award, Deferred Share Award, Performance Share Awards, Cash-Based Award or other equity-based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

          (b)    Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

          (c)    Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee's Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

          (d)    Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 700,000 Shares (subject to adjustment as provided in Section 3(c) hereof) or $10,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

        SECTION 13.    DIVIDEND EQUIVALENT RIGHTS

          (a)    Dividend Equivalent Rights.    A Dividend Equivalent Right may be granted hereunder to any grantee as a component of a Deferred Share Award, Restricted Share Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. A Dividend Equivalent Right shall not be granted hereunder to any grantee as a component of an Option or a Share Appreciation Right. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of a Deferred Share Award, Restricted Share Award or Performance Share Award may provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of a Deferred Share Award, Restricted Share Award or Performance Share Award may also contain terms and conditions different from such other Award.

          (b)    Interest Equivalents    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents at such rate as is determined by the Administrator, to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

          (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 19 below, in writing after the Award Agreement is issued, a grantee's rights in all Dividend Equivalent Rights or interest equivalents granted as a component of a Deferred Share Award, Restricted Share Award or Performance Share Award that has not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

        SECTION 14.    OTHER EQUITY-BASED AWARDS

        The Administrator shall have the right to grant Units or any other membership or ownership interests (which may be expressed as units or otherwise) in a Subsidiary (or other affiliate of the Company), with any Shares being issued in connection with the conversion of (or other distribution on account of) an interest granted under the authority of Section 14 to be subject to Section 3 and the other provisions of the Plan.

        SECTION 15.    TRANSFERABILITY OF AWARDS

          (a)    Transferability.    Except as provided in Section 15(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

          (b)    Administrator Action.    Notwithstanding Section 15(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or trustee) may transfer his or her Awards (other than any Incentive Options) to his or her Family Members, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

          (c)    Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

        SECTION 16.    TAX WITHHOLDING

          (a)    Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or Share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

          (b)    Payment in Shares.    Subject to approval by the Administrator, a grantee may elect to have the Company's minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

        SECTION 17.    SECTION 409A AWARDS.

        To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation from service" (within the meaning of Section 409A) to a grantee who is then considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

        SECTION 18.    TRANSFER, LEAVE OF ABSENCE, ETC.

        For purposes of the Plan, the following events shall not be deemed a termination of employment (or service relationship):

        (a)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

        (b)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or

        (c)    any other change in the grantee's employment or service relationship as determined by the Administrator, in its sole discretion, including without limitation, a change from employee to consultant.

        SECTION 19.    AMENDMENTS AND TERMINATION

        The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. Except as provided in Section 3(c) or 3(d), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Options or Share Appreciation Rights or effect repricing through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Shares are listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 19 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(d).

        SECTION 20.    STATUS OF PLAN

        With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

        SECTION 21.    GENERAL PROVISIONS

          (a)    No Distribution.    The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

          (b)    Delivery of Share Certificates.    Share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. All Share certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

          (c)    Shareholder Rights.    Until Shares are deemed delivered in accordance with Section 21(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of an Option or any other action by the grantee with respect to an Award.

          (d)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

          (e)    Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such Company's insider trading policy and procedures, as in effect from time to time.

          (f)    Forfeiture of Awards under Sarbanes-Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

        SECTION 22.    EFFECTIVE DATE OF PLAN

        This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. No grants of Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date, provided, however, no grants of Incentive Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

        SECTION 23.    GOVERNING LAW

        This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

        DATE APPROVED BY BOARD OF TRUSTEES:

        DATE APPROVED BY SHAREHOLDERS:

CORPORATE OFFICE PROPERTIES TRUST

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 22, 2008

9:30 a.m.

Corporate Office Properties Trust

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland 21046

•	From 95 South: Take 95 South to exit 41B (MD-175 W). Take the Columbia Gateway Drive ramp and turn onto Columbia Gateway Drive. At second traffic light, make left to 6711 Columbia Gateway Drive.

•	From 95 North: Take 95 North to exit 41 B (MD-175W). Take the Columbia Gateway Drive ramp and turn onto Columbia Gateway Drive. At second traffic light, make left to 6711 Columbia Gateway Drive.

•

From Baltimore-Washington International Airport: Take I 95 West and merge into 95 South via exit 4B. Exit to MD-175W via exit 41B. Take the Columbia Gateway Drive ramp and turn onto Columbia Gateway Drive. At second traffic light, make left to 6711 Columbia Gateway Drive.

Corporate Office Properties Trust 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046-2104	proxy

This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 22, 2008.

The common shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Randall M. Griffin and Roger A. Waesche, Jr., and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

COMPANY#	914
1001999

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 21, 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ofc/ — QUICK *** EASY *** IMMEDIATE

•                  Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 21, 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Corporate Office Properties Trust, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your Proxy Card.

V	Please detach here	V

The Board of Trustees Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of Trustees:	01. Robert L. Denton	☐	Vote FOR	☐	Vote WITHHELD
	02. Randall M. Griffin		the nominees		from the nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Elimination of the classification of our Board of Trustees.	☐ For	☐ Against	☐ Abstain

3.	Adoption of the 2008 Omnibus Equity and Incentive Plan:	☐ For	☐ Against	☐ Abstain

4.	Ratification of the Appointment of Independent Registered Public Accounting Firm:	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐
Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

General Information
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 22, 2008
Proposal 1—Election of Trustees
Our Board of Trustees
Proposal 2—Amendment to Amended and Restated Declaration of Trust Eliminating the Classification of the Board of Trustees
Our Executive Officers
Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners
Compensation Discussion and Analysis
Report of the Compensation Committee
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
All Other Compensation
Employment Agreements
2007 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2007
Option Exercises and Stock Vested in 2007
Nonqualified Deferred Compensation
Potential Payments on Termination, Change in Control, Death or Disability
Proposal 3—Adoption of the 2008 Omnibus Equity and Incentive Plan
Equity Compensation Plan Information
Report of the Audit Committee
Independent Registered Public Accounting Firm
Proposal 4—Ratification of the Appointment of Independent Registered Public Accounting Firm
Section 16(a) Beneficial Ownership Reporting Compliance
Code of Ethics; Review and Approval of Related Party Transactions
Annual Report on Form 10-K
  Annex A
Text of Amendment to Article V, Section 5.2 of our Amended and Restated Declaration of Trust
  Annex B
CORPORATE OFFICE PROPERTIES TRUST 2008 OMNIBUS EQUITY AND INCENTIVE PLAN